$47,500,000

SECURED CREDIT AGREEMENT

AMERICAN RICE, INC.
as Borrower

AND


COMET VENTURES, INC.
COMET RICE OF PUERTO RICO, INC.
BARGECARIB, INC.
as Guarantors


AND


HARRIS TRUST AND SAVINGS BANK,
Individually and as Agent



Dated as of June 7, 1996

TABLE OF CONTENTS

SECTION                               DESCRIPTION             PAGE

SECTION 1.    THE CREDITS...................................... 1

Section 1.1.      The Revolving Credit..........................1
Section 1.2.      The Notes.....................................2
Section 1.3.      Manner of Borrowing...........................3
Section 1.4.      Funding of All Loans..........................3
Section 1.5.      Letters of Credit.............................3
Section 1.6.      Reimbursement Obligation......................4
Section 1.7.      Participation in L/Cs.........................4
Section 1.8.      Disbursements for Rent........................5

SECTION 2.    INTEREST..........................................5

Section 2.1.      Options.......................................5
Section 2.2.      Base Rate Portion.............................6
Section 2.3.      LIBOR Portions................................6
Section 2.4.      Computation...................................6
Section 2.5.      Minimum Amounts...............................7
Section 2.6.      Manner of Rate Selection......................7
Section 2.7.      Change of Law.................................7
Section 2.8.      Unavailability of Deposits....................7
Section 2.9.      Taxes and Increased Costs.....................8
Section 2.10.     Funding Indemnity.............................9
Section 2.11.     Lending Branch................................9
Section 2.12.     Discretion of Banks as to Manner of Funding...9

SECTION 3.    FEES,PAYMENTS,REDUCTIONS,APPLICATIONS AND
                      NOTATIONS................................10

Section 3.1.      Commitment Fee...............................10
Section 3.2.      Agent's Fees.................................10
Section 3.3.      Voluntary Prepayments........................10
Section 3.4.      Mandatory Prepayments........................10
Section 3.5.      Terminations.................................10
Section 3.6.      Place and Application........................11
Section 3.7.      Notations and Requests.......................12
Section 3.8.      Capital Adequacy.............................12

SECTION 4.    THE COLLATERAL...................................13

SECTION 5.    REPRESENTATIONS AND WARRANTIES...................13

Section 5.1.      Organization and Qualification...............13
Section 5.2.      Subsidiaries.................................13
Section 5.3.      Financial Reports............................14
Section 5.4.      Litigation; Tax Returns; Approvals...........14
Section 5.5.      Regulation U.................................14
Section 5.6.      No Default...................................15
Section 5.7.      ERISA........................................15
Section 5.8.      Security Interests and Debt..................15
Section 5.9.      Accurate Information.........................15
Section 5.10.     Enforceability...............................15
Section 5.11.     No Default Under Other Agreements............15
Section 5.12.     Status Under Certain Laws....................15
Section 5.13.     Compliance with Laws.........................16
Section 5.14.     Federal Food Security Act....................16

SECTION 6.    CONDITIONS PRECEDENT.............................16

Section 6.1.      All Advances.................................16
Section 6.2.      Initial Advance..............................17

SECTION 7.    COMPANY COVENANTS................................18

Section 7.1.      Maintenance..................................18
Section 7.2.      Taxes........................................18
Section 7.3.      Maintenance of Insurance.....................19
Section 7.4.      Financial Reports............................19
Section 7.5.      Inspection and Reviews.......................20
Section 7.6.      Consolidation and Merger.....................20
Section 7.7.      Transactions with Affiliates and Foreign
                     Subsidiaries..............................20
Section 7.8.      Capital Expenditures.........................21
Section 7.9.      Dividends and Certain Other Restricted
                     Payments..................................21
Section 7.10.     Liens........................................21
Section 7.11.     Borrowings and Guaranties....................22
Section 7.12.     Investments, Loans and Advances..............23
Section 7.13.     Sale of Property.............................24
Section 7.14.     Notice of Suit, Adverse Change in Business or
                     Default...................................25
Section 7.15.     ERISA........................................25
Section 7.16.     Use of Loan Proceeds.........................25
Section 7.17.     Conduct of Business and Maintenance of
                     Existence.................................25
Section 7.18.     Compliance with Laws, etc....................26
Section 7.19.     New Subsidiaries.............................26
Section 7.20.     Environmental Covenant.......................26
Section 7.21.     Sale and Leasebacks..........................26
Section 7.22.     Adjusted Funded Debt Ratio...................26
Section 7.23.     Minimum  Interest Coverage Ratio.............27
Section 7.24.     Minimum Adjusted Tangible Net Worth..........27
Section 7.25.     Minimum Current Ratio........................27
Section 7.26.     Federal Food Security Act....................27

SECTION 8.    EVENTS OF DEFAULT AND REMEDIES...................28

Section 8.1.      Events of Default Defined....................28
Section 8.2.      Remedies for Non-Bankruptcy Defaults.........29
Section 8.3.      Remedies for Bankruptcy Defaults.............29
Section 8.4.      L/Cs.........................................30

SECTION 9.    DEFINITIONS......................................30

Section 9.1.      Certain Terms Defined........................30

SECTION 10.   THE AGENT........................................42

Section 10.1.     Appointment and Authorization................42
Section 10.2.     Rights as a Bank.............................43
Section 10.3.     Standard of Care.............................43
Section 10.4.     Costs and Expenses...........................44
Section 10.5.     Indemnity....................................44

SECTION 11.   THE GUARANTEES...................................44

Section 11.1.     The Guarantees...............................44
Section 11.2.     Guarantee Unconditional......................44
Section 11.3.     Discharge Only Upon Payment in Full; Reinstatement in
                     Certain Circumstances.....................45
Section 11.4.     Subrogation; Limitation on Right of
                     Recovery..................................46
Section 11.5.     Waivers......................................46
Section 11.6.     Stay of Acceleration.........................46

SECTION 12.   MISCELLANEOUS....................................46

Section 12.1.     Holidays.....................................46
Section 12.2.     No Waiver, Cumulative Remedies...............46
Section 12.3.     Waivers, Modifications and Amendments........47
Section 12.4.     Costs and Expenses; Environmental Indemnity..47
Section 12.5.     Stamp Taxes..................................48
Section 12.6.     Survival of Representations..................49
Section 12.7.     Construction.................................49
Section 12.8.     Accounting Principles........................49
Section 12.9.     Addresses for Notices........................49
Section 12.10.    Headings.....................................49
Section 12.11.    Severability of Provisions...................49
Section 12.12.    Counterparts.................................49
Section 12.13.    Binding Nature...............................49
Section 12.14.    Participants and Note Assignors..............50
Section 12.15.    Assignment of Commitments by Bank............50
Section 12.16.    Withholding Taxes............................51
Section 12.17.    Jurisdiction; Venue..........................53
Section 12.18.    Lawful Rate..................................53
Section 12.19.    Governing Law................................54
Section 12.20.    Limitation of Liability......................54
Section 12.21.    Nonliability of Lenders......................54
Section 12.22.    No Oral Agreements...........................54

Signature Page.................................................55

Exhibit A      Secured Revolving Credit Note
Exhibit B      Borrowing Base Certificate
Exhibit C      Compliance Certificate
Exhibit D      Environmental Checklist
Exhibit E      Permitted Locations
Schedule 5.2   Subsidiaries
Schedule 5.4.  Litigation
Schedule 5.13  Compliance with Laws
Schedule 7.12  Existing Loans, Advances and Investments in Subsidiaries




AMERICAN RICE, INC.
SECURED CREDIT AGREEMENT

To each of the Banks party hereto

Gentlemen:

The undersigned, American Rice, Inc., a Texas corporation (the "Company") applies to you for your several commitments, and you severally agree to such commitments subject to all of the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to make a revolving credit (the "Revolving Credit") available to the Company, all as more fully hereinafter set forth. Harris Trust and Savings Bank in its individual capacity is sometimes referred to herein as "Harris", and in its capacity as Agent for the Banks is hereinafter in such capacity called the "Agent."

SECTION 1.   THE CREDITS.

Section 1.1. The Revolving Credit. (a) Subject to all of the terms and conditions hereof, the Banks agree to extend a Revolving Credit to the Company, which may be availed of by the Company in its discretion from time to time, be repaid and used again, during the period from the date hereof to and including the Termination Date. The Revolving Credit may be utilized by the Company in the form of loans (individually a "Revolving Credit Loan" and collectively the "Revolving Credit Loans") and L/Cs (as hereinafter defined) provided that the sum of (i) the aggregate principal amount of the Revolving Credit Loans, (ii) the Reimbursement Obligations (as hereinafter defined),
(iii) and the maximum amount available to be drawn under all L/Cs (other than documentary L/Cs supporting the purchase of Eligible Inventory) plus, (iv) 30% of the maximum amount available to be drawn under all documentary L/Cs supporting the purchase of Eligible Inventory outstanding at any one time shall not exceed the lesser of (aa) the Revolving Credit Commitments or (bb) the Borrowing Base as then determined and computed. The maximum amount of the Revolving Credit, which each Bank agrees to extend to the Company, shall be as set forth opposite its signature hereto under the heading "Revolving Credit Commitment". The obligations of the Banks hereunder are several and not joint and no Bank shall under any circumstances be obligated to extend credit under the Revolving Credit in excess of its Revolving Credit Commitment or its Commitment Percentage of the credit outstanding hereunder. Notwithstanding any other provision of this Agreement to the contrary, the Required Banks shall have the right from time to time to establish reserves against the amount of Revolving Credit that the Company may otherwise request hereunder in such amounts and with respect to such matters as the Required Banks (as hereinafter defined) shall deem necessary or appropriate in their reasonable judgment after there has been a material adverse change in circumstances relating to any or all of such Collateral from those circumstances in existence on the date of this Agreement or in the condition (financial or otherwise) of the Company. The amount of such reserves shall be subtracted from the Borrowing Base when calculating the amount of availability under the Revolving Credit Commitment. Additionally, the Required Banks may from time to time reduce the percentages applicable to Eligible Accounts and Eligible Inventory as they relate to the Borrowing Base if the Required Banks determines in its reasonable judgment that there has been a material adverse change in circumstances relating to any or all of such Collateral from those circumstances in existence on the date of this Agreement or in the condition (financial or otherwise) of the Company. The Required Banks agrees to give the Company fifteen (15) Business Days' prior notice of the establishment of any such reserve or the reduction of any such percentage.

(b) At any time not earlier than 60 days prior to, nor later than 30 days prior to, the date that is two years before the Termination Date then in effect (the "Anniversary Date"), the Company may request that the Banks extend the then scheduled Termination Date to the date one year from such Termination Date. If such request is made by the Company each Bank shall inform the Agent of its willingness to extend the Termination Date no later than 30 days after the Banks receive such request. All Banks must approve in writing received by the Agent any requested extension, and any Bank's failure to approve a requested extension in writing during such period shall constitute its refusal to agree to the requested extension. The Agent agrees that if one or more Banks refuse a request for an extension hereunder when the Required Banks have approved a request for extension, then the Agent will make a good faith effort to replace such nonconsenting Bank or Banks with other banks acceptable to the Agent and the Company. At any time more than 15 days before such Anniversary Date the Banks may propose, by written notice to the Company, an extension of this Agreement to such later date on such terms and conditions as the Banks may then require. If the extension of this Agreement to such later date is acceptable to the Company on the terms and conditions proposed by the Banks, the Company shall notify the Banks of its acceptance of such terms and conditions no later than the Anniversary Date, and such later date will become the Termination Date hereunder and this Agreement shall otherwise be amended in the manner described in the Banks' notice proposing the extension of this Agreement upon the Agent's receipt of (i) an amendment to this Agreement signed by the Company and all of the Banks, (ii) resolutions of the Company's Board of Directors authorizing such extension and (iii) an opinion of counsel to the Company equivalent in form and substance to the form of opinion attached hereto as Exhibit E and otherwise acceptable to the Banks.

(c) All Revolving Credit Loans made by the Banks on the same date are hereinafter referred to as a "Borrowing". Each Borrowing shall be in a minimum amount of $100,000 and shall be made pro rata from the Banks in accordance with the amounts of their Revolving Credit Commitments.

Section 1.2. The Notes. All Revolving Credit Loans made by each Bank under the Revolving Credit shall be evidenced by a Secured Revolving Credit Note of the Company (individually a "Revolving Credit Note" or "Note" and collectively the "Revolving Credit Notes" or "Notes") payable to the order of such Bank in the amount of its Revolving Credit Commitment, each Revolving Credit Note to be in the form (with appropriate insertions) attached hereto as Exhibit A. Without regard to the face principal amount of each Revolving Credit Note, the actual principal amount at any time outstanding and owing by the Company on account thereof during the period ending on the Termination Date shall be the sum of all advances then or theretofore made thereon less all principal payments actually received thereon during such period.

Section 1.3. Manner of Borrowing. The Company shall notify the Agent (which may be written or oral, but which must be given prior to 11:00 a.m. Chicago time) of the date (which may, subject to the immediately preceding parenthetical and subject to Section 2.6 for any LIBOR Portion, be the date on which such notice is given) upon which it requests that any Revolving Credit Loan be made to it under the Revolving Credit specifying the amount of each such Revolving Credit Loan and the Agent shall promptly notify each Bank of its receipt of each such notice. Subject to all of the terms and conditions hereof, the proceeds of each Revolving Credit Loan shall be made available to the Company at the office of the Agent in Chicago and in funds there current upon receipt by the Agent from each Bank of its pro rata share of such Revolving Credit Loan, except to the extent any requested Revolving Credit Loan represents (i) the conversion of an existing Portion or (ii) a refinancing of a Reimbursement Obligation, in which case each Bank shall record such conversion or refinancing, as the case may be, on the schedule to its Revolving Credit Note or in lieu thereof, on its books and records, and shall effect such conversion or refinancing, as the case may be, on behalf of the Company in accordance with the provisions of Section 2.3 hereof and 1.10 hereof, respectively. Each Revolving Credit Loan from each Bank shall initially constitute part of a Base Rate Portion (as hereinafter defined) except to the extent the Company has otherwise timely elected, all as provided in Section 2.6 hereof.

Section 1.4. Funding of All Loans. Unless the Agent shall have been notified by a Bank prior to the date a Loan is to be made hereunder that such Bank does not intend to make its pro rata share of such Loan available to the Agent (which notice a Bank shall not be entitled to give unless a condition precedent to lending has not been satisfied or waived), the Agent may assume that such Bank has made such share available to the Agent on such date and the Agent may in reliance upon such assumption make available to the Company a corresponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank and the Agent has made such amount available to the Company, the Agent shall be entitled to receive such amount from such Bank forthwith upon its demand, together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Company and ending on but excluding the date the Agent recovers such amount at a rate per annum (the "Fed Funds Rate") equal to the effective rate charged to the Agent for overnight federal funds transactions with member banks of the federal reserve system for each day as determined by the Agent (or in the case of a day that is not a Business Day, then for the preceding day).

Section 1.5. Letters of Credit.; (a) Subject to all the terms and conditions hereof, at the Company's request Harris will issue letters of credit (an "L/C" and collectively the "L/Cs") for the account of the Company subject to availability under the Revolving Credit, and the Banks hereby agree to participate therein as more fully described in Section 1.7 hereof. Each L/C shall be issued pursuant to an application and agreement for letter of credit (the "L/C Agreement") in Harris' customary form in effect at the time an L/C is requested. The L/Cs shall consist of documentary letters of credit and standby letters of credit in an aggregate face amount not to exceed the lesser of the available amount of the Revolving Credit Commitments or $20,000,000. Each L/C shall have an expiry date not more than one year from the date of issuance thereof (but in no event later than the Termination
Date). 100% of the amount available to be drawn under each L/C (other than documentary L/C's supporting the purchase of Eligible Inventory in which case such percentage shall be 30%) issued pursuant hereto shall be deducted from the credit otherwise available under the Revolving Credit. In consideration of the issuance of standby L/Cs the Company agrees to pay to the Agent for the ratable account of the Banks a fee (the "L/C Participation Fee") in the amount per annum equal to the Applicable Margin for LIBOR Portions of the stated amount of each standby L/C issued hereunder (computed in each case on the basis of a 360 day year and actual days elapsed). In addition the Company shall pay Harris for its own account such issuance, drawing, amendment and other administrative fees in connection with each L/C as may be established by Harris from time to time (the "L/C Administrative Fees"). All L/C Participation Fees shall be payable quarterly in arrears on the last day of each March, June, September and December commencing June 30, 1996 and on the Termination Date. All L/C Issuance Fees and L/C Administrative Fees shall be payable on the date of issuance of each L/C hereunder and on the date of each extension, if any, of the expiry date of each L/C.

(b) The Agent shall give prompt telephone, telex, or telecopy notice to each Bank of each issuance of, or amendment to, an L/C specifying the effective date of the L/C or amendment, the amount, the beneficiary, and the expiration date of the L/C, in each case as established originally or through the relevant amendment, as applicable, the account party or parties for the L/C, each Bank's pro rata participation in such L/C and whether the Agent has classified the L/C as a commercial, performance, or financial letter of credit for regulatory reporting purposes.

Section 1.6. Reimbursement Obligation. The Company is obligated, and hereby unconditionally agrees, to pay in immediately available funds to the Agent for the account of Harris and the Banks who are participating in L/Cs pursuant to
Section 1.7 hereof the face amount of each draft drawn and paid under an L/C issued by Harris hereunder not later than 11:00 a.m. (Chicago Time) on the date such drawing is paid by Harris assuming such drawing is paid by Harris prior to such time, otherwise such payment shall be due on the next Business Day (the obligation of the Company under this Section 1.6 with respect to any L/C is a "Reimbursement Obligation"). If at any time the Company fails to pay any Reimbursement Obligation when due, the Company shall be deemed to have automatically requested a Base Rate Loan from the Banks hereunder, as of the maturity date of such Reimbursement Obligation, the proceeds of which Loan shall be used to repay such Reimbursement Obligation. Such Loan shall only be made if all conditions precedent set forth in Section 6 hereof are then satisfied, and shall be subject to availability under the Revolving Credit.
If such Loan is not made by the Banks for any reason, the unpaid amount of such Reimbursement Obligation shall be due and payable to the Agent for the pro rata benefit of the Banks upon demand and shall bear interest at the post-default rate of interest specified in Section 2.2 hereof.

Section 1.7. Participation in L/Cs. Each of the Banks will acquire a risk participation for its own account, without recourse to or representation or warranty from Harris, in each L/C upon the issuance thereof ratably in accordance with its Commitment Percentage. In the event any Reimbursement Obligation is not paid by the Company pursuant to Section 1.6 hereof, each Bank will pay to Harris funds in an amount equal to such Bank's Commitment Percentage of the unpaid amount of such Reimbursement Obligation. The obligation of the Banks to Harris under this Section 1.7 shall be absolute and unconditional and shall not be affected or impaired by any Event of Default or Default that may then be continuing hereunder. Harris shall notify each Bank by telephone of its amount of such unpaid Reimbursement Obligation attributable to its Commitment Percentage. If such notice has been given to each Bank by 12:00 Noon, Chicago time, each Bank agrees to pay Harris in immediately available and freely transferable funds on the same Business Day. If such notice is received after 12:00 noon, Chicago time, each Bank agrees to pay Harris in immediately available and freely transferable funds no later than the following Business Day. Funds shall be so made available at the account designated by Harris in such notice to the Banks. Upon the election by the Banks to treat such funding as additional Revolving Credit Loans hereunder and payment by each Bank, such Loans shall bear interest in accordance with Section 2.2 hereof. Harris shall share with each Bank on a pro rata basis relative to its Commitment Percentage a portion of each payment of a Reimbursement Obligation (whether of principal or interest) and any L/C Participation Fee (but not any L/C Issuance Fee or L/C Administrative Fee) payable by the Company. Any such amount shall be promptly remitted to the Banks when and as received by Harris from the Company.

Section 1.8. Disbursements for Rent. The Company and the Banks hereby irrevocably authorize the Agent to, in its discretion, at any time or from time to time, upon notice to the Company and the Banks, advance Loans (without regard to Section 6 hereof or borrowing base limitations on the amount of credit available hereunder) for the purpose of paying any sums then due by the Company or a Guarantor, as the case may be, to lessors of facilities (other than amounts that are being contested in good faith and by appropriate proceedings in a manner sufficient to prevent enforcement of any lien that may arise in connection therewith and as to which adequate reserves have been established), in which Collateral is located.

SECTION 2.   INTEREST.

Section 2.1.   Options.  Subject to all of the terms and conditions of this
Section 2, portions of the principal indebtedness evidenced by the Notes (all of such indebtedness bearing interest at the same rate for the same period of time being hereinafter referred to as a "Portion") may, at the option of the Company, bear interest with reference to the Base Rate (the "Base Rate Portions") or with reference to the Adjusted LIBOR Rate ("LIBOR Portions"), and Portions may be converted from time to time from one basis to the other. All of the indebtedness evidenced by the Notes which is not part of a LIBOR Portion shall constitute a single Base Rate Portion. The foregoing to the contrary notwithstanding, only Base Rate Portions shall be available hereunder from the date hereof through and including the 120th day from the date hereof and thereafter the Company may, in accordance with the terms and conditions hereof, elect LIBOR Portions hereunder. All of the indebtedness evidenced by the Notes which bears interest with reference to a particular Adjusted LIBOR Rate for a particular Interest Period shall constitute a single LIBOR Portion. The Company promises to pay interest on each Portion at the rates and times specified in this Section 2.

Section 2.2. Base Rate Portion. Each Base Rate Portion shall bear interest (which the Company promises to pay at the times herein provided), at the rate per annum equal to the lesser of (a) the Highest Lawful Rate, or (b) the rate per annum determined by adding the Applicable Margin (as hereinafter defined) to the Base Rate as in effect from time to time, provided that if a Base Rate Portion is not paid when due (whether by lapse of time, acceleration or otherwise), such Portion shall bear interest (which the Company promises to pay at the times hereinafter provided), whether before or after judgment, for the period from the date such Portion became due and until payment in full thereof, at the rate per annum equal to the lesser of (a) the Highest Lawful Rate, or (b) the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto from time to time. Interest on the Base Rate Portions shall be payable monthly in arrears on the last Business Day of each month in each year and at maturity of the Notes and interest after maturity shall be due and payable upon demand.

Section 2.3. LIBOR Portions. Each LIBOR Portion shall bear interest (which the Company promises to pay at the times herein provided) for each Interest Period selected therefor at a rate per annum equal to the lesser of (a) the Highest Lawful Rate, or (b) the rate per annum equal to the Adjusted LIBOR Rate for such Interest Period plus the Applicable Margin, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest (which the Company promises to pay at the times hereinafter provided) whether before or after judgment, for the period from the date such Portion became due and until payment in full thereof, through the end of the Interest Period then applicable thereto at the rate per annum equal to the lesser of (a) the Highest Lawful Rate, or (b) the rate per annum determined by adding 2% to the interest rate otherwise applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the applicable Base Rate Portion and shall thereafter bear interest at the interest rate applicable to the applicable Base Rate Portion after default. Interest on each LIBOR Portion shall be due and payable on the last Business Day of each Interest Period applicable thereto and, if an Interest Period is longer than three months, then at the end of each three month period and at the end of such Interest Period, and interest after maturity shall be due and payable upon demand. The Company shall notify the Agent on or before 11:00 a.m. Chicago time on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Company shall notify the Agent of the new Interest Period selected therefor, and in the event the Company shall fail to so notify the Agent, such LIBOR Portion shall automatically be converted into and added to the applicable Base Rate Portion as of and on the last day of such Interest Period. The Agent shall promptly notify each Bank of each notice received from the Company pursuant to the foregoing provisions. Anything contained herein to the contrary notwithstanding, the obligation of the Banks to create, continue or effect by conversion any LIBOR Portion shall be conditioned upon the fact that at the time no Default or Event of Default shall have occurred and be continuing.

Section 2.4. Computation. Interest on the Base Rate Portions shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed, and all other interest on the Notes and all fees, charges and commissions due hereunder shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

Section 2.5. Minimum Amounts. Each LIBOR Portion shall be in a minimum amount of $1,000,000.00.

Section 2.6. Manner of Rate Selection. The Company shall notify the Agent by 11:00 a.m. Chicago time at least three Business Days prior to the date upon which it requests that any LIBOR Portion be created or that any part of a Base Rate Portion be converted into a LIBOR Portion (such notice to specify in each instance the amount thereof and the Interest Period selected therefor) and the Agent shall promptly advise each Bank of each such notice. If any request is made to convert a LIBOR Portion into a Base Rate Portion, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance or conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Agent is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person purporting to be a person authorized to act on behalf of the Company hereunder, the Company hereby indemnifying the Agent and the Banks from any liability or loss ensuing from so acting.

Section 2.7. Change of Law. Notwithstanding any other provisions of this Agreement or the Notes, if at any time a Bank shall determine in good faith that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for such Bank to create or continue to maintain LIBOR Portions, it shall promptly so notify the Agent (which shall in turn promptly notify the Company and the other Banks) and the obligation of such Bank to create, continue or maintain any LIBOR Portion under this Agreement shall terminate until it is no longer unlawful for such Bank to create, continue or maintain LIBOR Portions. The Company, on demand, shall, if the continued maintenance of an LIBOR Portion is unlawful, thereupon prepay the outstanding principal amount of the LIBOR Portions, together with all interest accrued thereon and all other amounts payable to the affected Banks with respect thereto under this Agreement, provided, however, that the Company may instead elect to convert the principal amount of the affected Portion into the applicable Base Rate Portion, subject to the terms and conditions of this Agreement relating to conversion. If a Bank affected by a change in law or regulation can avoid the effect of such change by changing its lending or funding branch it shall do so, provided that the same can be accomplished without unreasonable disadvantage to it.

Section 2.8. Unavailability of Deposits. Notwithstanding any other provision of this Agreement or the Notes, if prior to the commencement of any Interest Period, the Required Banks shall determine that United States dollar deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to such Banks in the offshore interbank market, the Agent shall promptly give notice thereof to the Company and each other Bank and the obligations of the Banks to create, continue or effect by conversion any LIBOR Portion in such amount and for such Interest Period shall terminate until United States dollar deposits in such amount and for the Interest Period selected by the Company shall again be readily available in the offshore interbank market.

Section 2.9. Taxes and Increased Costs. With respect to the LIBOR Portions, if any Bank shall determine in good faith that any change after the date hereof in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over such Bank or its lending branch or the Portions contemplated by this Agreement (whether or not having the force of law) shall:

(a) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, such Bank which is not in any instance already accounted for in computing the Adjusted LIBOR Rate;

(b) subject such Bank, the LIBOR Portions or a Note to the extent it evidences such Portions, to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any LIBOR Portion or a Note to the extent it evidences such a Portion, except such taxes as may be measured by the overall net income or gross receipts of such Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which such Bank's principal executive office or its lending branch is located;

(c) change the basis of taxation of payments of principal or interest due from the Company to such Bank hereunder or under a Note to the extent it evidences any LIBOR Portion (other than by a change in taxation of the overall net income or gross receipts of such Bank); or

(d) impose on such Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, its disbursement, any LIBOR Portion or a Note to the extent it evidences any LIBOR Portion;
and such Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by such Bank (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Company shall pay on demand to such Bank from time to time as specified by such Bank such additional amounts as such Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If a Bank makes such a claim for compensation, it shall provide to the Company a written explanation of the circumstances giving rise to such claim and a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and conforming to the principles set forth in Sections 2.11 and 2.12 hereof and such certificate shall be deemed correct absent manifest error. If a Bank can avoid the effect of any such change by changing its lending or funding branch, it shall do so provided that the same can be accomplished without disadvantage to it.

Section 2.10. Funding Indemnity. In the event any Bank shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by such Bank to fund or maintain its part of any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to such Bank), as a result of:

(I) any payment of a LIBOR Portion on a date other than the last Business Day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provisions of the Agreement; or

(ii) any failure by the Company to create, borrow, continue or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement; then upon the demand of such Bank, the Company shall pay to such Bank such amount as will reimburse such Bank for such loss, cost or expense (computed after giving effect to Sections 2.11 and 2.12 hereof). If a Bank requests such a reimbursement it shall provide the Company with a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and conforming to the principles set forth in Sections 2.11 and 2.12 hereof and such certificate shall be deemed correct absent manifest error.

Section 2.11. Lending Branch. Each Bank may, at its option, elect to make, fund or maintain its loans hereunder at the branches or offices specified on the signature pages hereof or on any Assignment Agreement executed and delivered pursuant to Section 12.15 hereof or at such other of its branches or offices as such Bank may from time to time elect.

Section 2.12. Discretion of Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, each Bank shall be entitled to fund and maintain its funding of all or any part of its Notes in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including determinations under Sections 2.8, 2.9 and 2.10 hereof) shall be made as if each such Bank had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the offshore interbank market in the amount of its share of such LIBOR Portion, having a maturity corresponding to such Interest Period and bearing an interest rate equal to LIBOR for such Interest Period.

SECTION 3.   FEES, PAYMENTS, REDUCTIONS, APPLICATIONS AND NOTATIONS.

Section 3.1. Commitment Fee. For the period from the date hereof to and including the Termination Date, the Company shall pay to the Agent for the ratable account of the Banks a commitment fee at the rate per annum equal to the Applicable Margin for the Commitment Fee on the average daily unused amount of the Revolving Credit Commitments, such fee to be payable quarterly in arrears on June 30, 1996 and on the last day of each March, June, September and December thereafter to and including, and on, the Termination Date. For purposes of this Section, the amount available to be drawn under all L/C's outstanding hereunder shall be deemed to be usage of the Revolving Credit Commitments.

Section 3.2. Agent's Fees. The Company shall pay to the Agent for its own account such fees as are mutually agreed upon by the Company and the Agent pursuant to the terms of the letter agreement dated May 31, 1996.

Section 3.3. Voluntary Prepayments. Subject to the further provisions of this Section 3.3 the Company shall have the privilege of prepaying the Notes in whole or in part (but if in part then in a minimum amount of $100,000 or any greater amount that is a whole multiple of $10,000) at any time upon notice to the Agent (such notices, if received subsequent to 12:00 noon Chicago time on a given day, to be treated as though received at the opening of business on the next Business Day), which shall promptly so notify the Banks, by paying to the Agent for the account of the Banks (i) the principal amount to be prepaid, (ii) if such prepayment prepays a Note in full, accrued interest thereon to the date fixed for prepayment and (iii) any amount due the Banks under Section 2.10 hereof.

Section 3.4. Mandatory Prepayments. In the event that the outstanding principal amount of the Revolving Credit Notes, Reimbursement Obligations, L/Cs (other than documentary L/Cs supporting the purchase of Eligible Inventory) and 30% of documentary L/Cs supporting the purchase of Eligible Inventory shall at any time and for any reason exceed the lesser of the Revolving Credit Commitments or the Borrowing Base as then determined and computed, the Company shall immediately and without notice or demand pay over the amount of the excess to the Agent as and for a mandatory prepayment on the Revolving Credit Notes and Reimbursement Obligations and, if only L/Cs are then outstanding, deposit the amount necessary to eliminate such excess into an account with the Agent which shall be held as additional collateral security for such L/Cs.

Section 3.5. Terminations. The Company shall have the privilege at any time and from time to time upon five (5) Business Days' prior written notice to the Agent (which shall promptly notify the Banks) to ratably terminate the Revolving Credit Commitments in whole or in part (but if in part then in a minimum amount of $1,000,000 or an integral multiple thereof); provided, however, that the Company may not terminate any portion of the Revolving Credit Commitments in use in the form of L/Cs. The Company shall, on the date the Revolving Credit Commitments are terminated in whole or in part, prepay the Revolving Credit Notes and Reimbursement Obligations by the amount, if any, necessary to reduce their aggregate outstanding principal balance to the amount to which the Revolving Credit Commitments have been reduced. No termination of the Revolving Credit Commitments may be reinstated.

Section 3.6. Place and Application. Except as otherwise provided herein, all amounts payable hereunder shall be made to the Agent at its office at 111 West Monroe Street, Chicago, Illinois (or at such other place as the Agent may specify) in immediately available and freely transferable funds at the place of payment. All such payments shall be made without setoff or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions or conditions of any nature imposed by any government or political subdivision or taxing authority thereof. Payments received by the Agent after 12:00 noon Chicago time shall be deemed received as of the opening of business on the next Business Day. The Agent shall remit to each Bank its proportionate share of each payment of principal, interest and fees received by the Agent on the same Business Day on which it is deemed received in accordance with the foregoing. In the event the Agent does not remit any amount to any Bank when required by the preceding sentence, the Agent shall pay to such Bank interest on such amount until paid at a rate per annum equal to the Fed Funds Rate. Except as otherwise provided in this Agreement, all payments shall be received by the Agent for the ratable account of the Banks, and shall be promptly distributed by the Agent ratably to the Banks, except that payments that pursuant to the terms hereof are for the use and benefit of the Agent shall be retained by it for its own account and payments received to reimburse a Bank for a cost peculiar to that Bank shall be remitted to it. Payments under Sections 2.9, 2.10 and 3.8 hereof may be made by the Company directly to the Banks or to the Agent, which shall promptly remit same to the Banks entitled thereto. Unless the Company otherwise directs, payments applicable to the principal of the Notes shall be deemed first applied to the applicable Base Rate Portion until payment in full thereof, with any balance applied to the applicable LIBOR Portions in the order in which their Interest Periods expire. All payments (whether voluntary or required) shall be accompanied by any amount due the Banks under Section 2.10 hereof, but no acceptance of such a payment without requiring payment of amounts due under Section 2.10 shall preclude a later demand by the Banks for any amount due them under Section
2.10 in respect of such payment.

Anything contained herein to the contrary notwithstanding, all payments and collections received in respect of the indebtedness evidenced by the Notes, the L/Cs or Reimbursement Obligations and all proceeds of the Collateral received, in each instance, by the Agent or any of the Banks after the occurrence of an Event of Default shall be remitted to the Agent and distributed as follows:

(a) first to the payment of any outstanding costs and expenses incurred by the Agent or any security trustee in monitoring, verifying, protecting, preserving or enforcing the liens on the Collateral or in protecting, preserving or enforcing rights under the Credit Agreement, the Security Documents or the Notes and in any event including all costs and expenses of a character which the Company has agreed to pay under Section 12.4 hereof (such funds to be retained by the Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Banks, in which event such amounts shall be remitted to the Banks to reimburse them for payments theretofore made to the Agent);

(b) second to the payment of any outstanding interest or other fees or amounts due under the Notes, the L/C Agreements, the Security Documents, or this Agreement other than for principal, ratably as among the Banks in accord with the amount of such interest and other fees or amounts owing each;

(c) third, to the payment of the principal of the Notes and Reimbursement Obligations ratably as among the Notes;

(d) fourth, to be held as collateral security for any outstanding L/Cs as provided in Section 8.4 hereof;

(e) fifth, to the Banks ratably in accord with the amounts of any other indebtedness, obligations or liabilities of the Company owing to each of them and secured by the Security Documents unless and until all such indebtedness, obligations and liabilities have been fully paid and satisfied; and

(f) sixth, to the Company or whoever may be lawfully entitled thereto.

Section 3.7. Notations and Requests. All advances made against the Notes, the status of all amounts evidenced by the Notes as constituting part of a Base Rate Portion or LIBOR Portion and the rates of interest and Interest Periods applicable to such Portions shall be recorded by the Banks on their books or, at their option in any instance, endorsed on the reverse side of the Notes and the unpaid principal balances and status, rates and Interest Periods so recorded or endorsed by the Banks shall be prima facie evidence, absent manifest error, in any court or other proceeding brought to enforce the Notes of the principal amount remaining unpaid thereon, the status of the borrowings evidenced thereby and the interest rates and Interest Periods applicable thereto. Prior to any negotiation of any Note the Bank holding such Note shall endorse thereon the status of all amounts evidenced thereby as constituting part of a Base Rate Portion or LIBOR Portion and the rates of interest and Interest Periods applicable thereto.

Section 3.8. Capital Adequacy. If any Bank shall determine that there has been any change in any applicable law, rule or regulation, or any new law, rule or regulation has been adopted, regarding capital adequacy or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by such Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder or credit extended by it hereunder to a level below that which such Bank could have achieved but for such law, rule, regulation, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time as specified by such Bank the Company shall pay such additional amount or amounts as will compensate such Bank for such reduction; provided, however, that the Company shall have no obligation to compensate any Bank for any such amounts incurred more than 180 days before the date such Bank requests compensation from the Company under this Section. A certificate of any Bank claiming compensation under this Section 3.8 and setting forth the additional amount or amounts to be paid to it hereunder in reasonable detail shall be prima facie evidence thereof absent manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

SECTION 4.   THE COLLATERAL.

The Notes and the other obligations of the Company and the Guarantors hereunder and under the Security Documents shall be secured by valid and perfected first liens (subject to liens and security interests permitted by Section 7.10 hereof) on the inventory, accounts, general intangibles (including patents, trademarks, licenses, copyrights and applications therefor) to the extent permitted by the Intercreditor Agreement of the Company and the Guarantors in each instance whether now owned or existing or hereafter acquired or arising, (collectively the "Collateral") and the Company and each Guarantor agrees that it will from time to time at the request of the Agent or the Required Banks execute and deliver such documents and do such acts and things as the Agent or the Required Banks may reasonably request in order to provide for or perfect such liens.

SECTION 5.   REPRESENTATIONS AND WARRANTIES.

The Company represents and warrants to the Banks as to itself and, where the following representations and warranties apply to Subsidiaries, as to each of its Subsidiaries, and each Guarantor represents and warrants as to itself, as follows:

Section 5.1. Organization and Qualification. The Company is a corporation duly organized and existing under the laws of the State of Texas, has full and adequate corporate power to carry on its business as now conducted, is duly licensed or qualified in all jurisdictions wherein the nature of its activities requires such licensing or qualification and the failure to be so licensed or qualified would have a material adverse effect upon the business, operations or financial condition of the Company or the Collateral, has full right and corporate authority to enter into this Agreement and the other Loan Documents, to make the borrowings herein provided for, to issue the Notes in evidence thereof, to encumber its assets as collateral security for such borrowings and to perform each and all of the matters and things herein and therein provided for; and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Company of any of the matters or things provided for herein or therein contravene any provision of any material law or any charter or by-law provision or any covenant, indenture or agreement of or affecting the Company or its Properties.

Section 5.2. Subsidiaries. Each Subsidiary is duly organized and existing under the laws of the jurisdiction of its incorporation, has full and adequate corporate power to carry on its business as now conducted and is duly licensed or qualified in all jurisdictions wherein the nature of its business requires such licensing or qualification and the failure to be so licensed or qualified would have a material adverse effect upon the business, operations or financial condition of such Subsidiary and the Company taken as a whole. The only Subsidiaries of the Company and each Guarantor are listed on Schedule 5.2 hereto. Each Guarantor has full right, power and authority to execute and deliver the Loan Documents executed by it and to perform each and all of the matters and things therein provided for; and the Loan Documents executed by it do not, nor does the performance or observance by any Guarantor of any of the matters or things therein provided for, contravene any provision of any material law or any provision of any charter, articles of incorporation or bylaws of any Guarantor or any covenant, indenture or agreement of or affecting any Guarantor or any of such Guarantor's Property.

Section 5.3. Financial Reports. The Company has heretofore delivered to the Banks a copy of the audit report as of March 31, 1995 of the Company and its Subsidiaries, and unaudited financial statements (including a consolidated balance sheet, consolidated statements of income and cash flows, and comparison to the comparable prior year period) of each of the Company and its Subsidiaries as of, and for the 12 month period ending March 31, 1996. The audited financial statements have been prepared in accordance with generally accepted accounting principles on a consistent basis, except as otherwise noted therein, with that of the previous fiscal year or period and fairly reflect the consolidated financial position of the Company and its Subsidiaries as of the dates thereof, and the results of its operations for the periods covered thereby. The Company and its Subsidiaries have no material contingent liabilities other than as indicated on said financial statements and since said date of March 31, 1995 there has been no material adverse change in the condition, financial or otherwise, of the Company and its Subsidiaries that has not been disclosed in writing to the Banks.

Section 5.4. Litigation; Tax Returns; Approvals'. There is no litigation or governmental proceeding pending, nor to the knowledge of the Company threatened, against the Company or any Subsidiary which, if adversely determined, is likely to result in any material adverse change in the Properties, business and operations of the Company or any Subsidiary, except as disclosed on Schedule 5.4 hereof. All federal, state and local income tax returns for the Company required to be filed have been filed on a timely basis (including any permissible extensions), all amounts required to be paid as shown by said returns have been paid. There are no pending or, to the best of the Company's knowledge, threatened objections to or controversies in respect of the United States federal income tax returns of the Company for any fiscal year. No authorization, consent, license, exemption or filing (other than the filing of financing statements and the Trustee under the Indenture) or registration with any court or governmental department, agency or instrumentality, is or will be necessary to the valid execution, delivery or performance by the Company of the Loan Documents.

Section 5.5. Regulation U. Neither the Company nor any Subsidiary is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any Loan made or any L/C issued hereunder will be used to purchase or carry any margin stock or to extend credit to others for such a purpose.

Section 5.6. No Default. As of the date of this Agreement, the Company is in full compliance with all of the terms and conditions of this Agreement, and no Default or Event of Default is existing under this Agreement.

Section 5.7. ERISA. The Company and its Subsidiaries are in compliance in all material respects with ERISA to the extent applicable to them and have received no notice to the contrary from the PBGC or any other governmental entity or agency.

Section 5.8. Security Interests and Debt. There are no security interests, liens or encumbrances on any of the Property of the Company or any Subsidiary except such as are permitted by Section 7.10 of this Agreement, and the Company and its Subsidiaries have no Debt except such as is permitted by
Section 7.11 of this Agreement.

Section 5.9. Accurate Information. No information, exhibit or report furnished by the Company to the Banks in connection with the negotiation of the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The financial projections dated April 15, 1996 furnished by the Company to the Banks contain to the Company's knowledge and belief, reasonable projections as of the date hereof relating to future results of operations and the future financial position of the Company based upon the assumptions stated therein.

Section 5.10. Enforceability. This Agreement and the other Loan Documents are legal, valid and binding agreements of the Company, enforceable against it in accordance with their terms, except as enforcement may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws or judicial decisions for the relief of debtors or the limitation of creditors' rights generally; or (b) any equitable principles relating to or limiting the rights of creditors generally.

Section 5.11. No Default Under Other Agreements. Neither the Company nor any Subsidiary is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed, or other agreement to which it is a party or by which it or its Property is bound, which default could reasonably be expected to materially and adversely affect the Collateral, the repayment of the indebtedness, obligations and liabilities under the Loan Documents, any Bank's or the Agent's rights under the Loan Documents or the Property, business, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole.

Section 5.12. Status Under Certain Laws. Neither the Company nor any of its Subsidiaries is an "investment company" or a person directly or indirectly controlled by or acting on behalf of an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 5.13. Compliance with Laws. Except as listed on Schedule 5.13, the Company and its Subsidiaries each are in material compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Properties or business operations (including, without limitation, the Occupational Safety and Health Act of 1970, the Americans with Disabilities Act of 1990, and Environmental Laws, non-compliance with which could reasonably be expected to have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries taken as a whole. Except as disclosed in the materials supplied to the Banks and listed on Schedule 5.13, neither the Company nor any Subsidiary has received notice to the effect that its operations are not in compliance with any of the requirements of applicable Environmental Laws, health and safety statutes and regulations or are the subject of any governmental investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a material adverse effect on the financial condition, Properties, business or operations of the Company and its Subsidiaries taken as a whole.

Section 5.14. Federal Food Security Act. The Company has received no notice given pursuant to Section 1324(e)(1) or (3) of the Federal Food Security Act and there has not been filed any financing statement or notice, purportedly in compliance with the provisions of the Federal Food Security Act, purporting to perfect a security interest in farm products purchased by the Company in favor of a secured creditor of the seller of such farm products. The Company has registered pursuant to Section 1324(c)(2)(D) of the Federal Food Security Act, with the Secretary of State of each State in which are produced farm products purchased by the Company and which has established or hereafter establishes a central filing system, as a buyer of farm products produced in such State; and the Company will maintain each such registration in full force and effect.

SECTION 6.   CONDITIONS PRECEDENT.

Section 6.1. All Advances. The obligation of the Banks to make any advance under the Revolving Credit (including the first advance) shall also be subject to the conditions precedent that as of the time of the making of each advance under the Revolving Credit:

(a) each of the representations and warranties set forth herein or in the Security Documents shall be and remain true and correct as of said time except that the representations and warranties made in Section 5.3 hereof shall be deemed to refer to the most recent financial statements delivered to the Banks pursuant to Section 7.4 hereof; and

(b) the Company shall be in compliance with all of the terms and conditions hereof and of the Security Documents and no Default or Event of Default shall have occurred and be continuing.

Any request made by the Company to the Agent for a Loan or L/C hereunder shall be deemed to constitute a representation and warranty that the foregoing statements are true and correct.

Section 6.2. Initial Advance. At or prior to the time of the initial advance under the Revolving Credit, the following conditions precedent shall also have been satisfied:

(a) The Agent shall have received the following for the account of the Banks (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Banks:

(i) the Notes;

(ii) the Security Documents;

(iii) any financing statements requested by the Agent;

(iv) an amendment to the Intercreditor Agreement with the Trustee under the Indenture substituting the Agent and all the Banks as parties to the Intercreditor Agreement;

(v) certified copies of the Management Agreement, the Tax Sharing Agreement and the Indenture;

(vi) copies (executed or certified as may be appropriate) for each Bank of all legal documents or proceedings taken in connection with the execution and delivery of this Agreement, the Notes and the Security Documents to the extent the Agent or its counsel may reasonably request;

(vii) evidence of the maintenance of insurance as required hereby and by the Security Documents;

(viii) a statement of status for each of the Company and the Guarantors, dated as of the date no earlier than 30 days prior to the date hereof, from the office of the secretary of state of the state of its incorporation and each state in which it is qualified to do business as a foreign corporation;

(ix) copies of the Articles of Incorporation and all amendments thereto, of each of the Company and the Guarantors certified by the office of the secretary of state of its respective state of incorporation or organization as of the date no earlier than the date 30 days prior to the date hereof;

(x) copies of the By-Laws and all amendments thereto, of each of the Company and the Guarantors certified as true, correct and complete on the date hereof by the Secretary or Assistant Secretary of the Company and each Guarantor, respectively;

(xi) copies, certified by the Secretary or Assistant Secretary of each of the Company and the Guarantors, of corporate resolutions regarding the transactions contemplated by this Agreement, duly adopted by their respective Board of Directors, and satisfactory in form and substance to all of the Banks;

(xii) an incumbency and signature certificate for each of the Company and each Guarantor satisfactory in form and substance to all of the Banks; and

(xiii) such other documents as the Banks may reasonably require.

(b) The Agent shall have received such current appraisals, reports and certifications as it may require in order to satisfy itself as to the value of the Collateral, the financial condition of each of the Company and each Guarantor and the lack of material environmental or other contingent liabilities of each of the Company and the Guarantors; including without limitation an Environmental Checklist in the form of Exhibit D attached hereto and copies of such environmental assessments and reports as the Banks may require.

(c) The Agent shall have received for its own account such fees as the Company has otherwise agreed to pay to the Agent.

(d) All legal matters incident to the transactions contemplated hereby shall be acceptable to the Agent and its counsel and the Agent shall have received for the account of the Banks the favorable written opinion of counsel to the Company and the Guarantors acceptable to the Banks.

(e) The Agent shall have received a pay-off letter in form and substance satisfactory to the Banks from each of the Existing Lender, including an agreement to release all liens in favor of all of the Existing Lender.

SECTION 7.   COMPANY COVENANTS.

The Company and each Guarantor agrees that, so long as any credit is available to or in use by the Company hereunder, except to the extent compliance in any case or cases is waived in writing by the Required Banks:

Section 7.1. Maintenance. The Company and each Guarantor will, and will cause each Subsidiary to, maintain, preserve and keep its plant, Properties and equipment in reasonably good repair, working order and condition and will from time to time make all needed and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be preserved and maintained in all material respects, normal wear and tear excepted.

Section 7.2. Taxes. The Company and each Guarantor will, and will cause each Subsidiary to, duly pay and discharge all taxes, rates, assessments, fees and governmental charges upon or against the Company or its Subsidiaries or against their respective properties in each case before the same become delinquent and before penalties accrue thereon unless and to the extent that the same are being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves in form and amount reasonably satisfactory to the Required Banks have been established, provided that the Company and each Guarantor shall pay or cause to be paid all such taxes, rates, assessments, fees and governmental charges forthwith upon the commencement of proceedings to foreclose any lien that is attached as security therefor, unless such foreclosure is stayed by the filing of an appropriate bond in a manner reasonably satisfactory to the Required Banks.

Section 7.3. Maintenance of Insurance. The Company and each Guarantor will, and will cause each Subsidiary to, maintain insurance coverage by good and responsible insurance underwriters in such forms and amounts and against such risks and hazards as are customary for companies engaged in similar businesses and owning and operating similar Properties, all in amounts and under policies containing loss payable clauses to the Agent as its interest may appear (and, if the Required Banks request, naming the Agent as additional insured therein) and providing for advance notice to the Agent of cancellation thereof, issued by sound and reputable insurers and all premiums thereon shall be paid by the Company and certificates summarizing the same delivered to the Agent. The Banks hereby acknowledge that maintenance of insurance to the extent required by the Indenture as in effect on the date hereof shall satisfy the requirements of this Section 7.3. In any event, the Company and each Guarantor will maintain insurance on the Collateral as required by the Security Documents.

Section 7.4. Financial Reports. The Company and each Guarantor will, and will cause each Subsidiary to, maintain a standard and modern system of accounting in accordance with sound accounting practice and will furnish to the Banks and their duly authorized representatives such information respecting the business and financial condition of the Company, the Guarantors and their respective Subsidiaries as may be reasonably requested and, without any request, will furnish to the Banks:

(a) as soon as available, and in any event within 20 days (45 days in the case of each fiscal quarter end) after the close of each monthly fiscal period of the Company and its Subsidiaries a copy of the consolidated and consolidating balance sheet, statement of income and retained earnings, statement of cash flows for such period of the Company and its Subsidiaries, together with all such information for the year to date, all in reasonable detail, prepared by the Company and certified on behalf of the Company by the Company's chief financial officer or Vice President-Finance;

(b) as soon as available, and in any event within 90 days after the close of each fiscal year, a copy of the audit report for such year and accompanying financial statements, including a consolidated balance sheet, a statement of income and retained earnings, and a statement of cash flows, together with all footnotes thereto, for the Company and its Subsidiaries, in each case, showing in comparative form the figures for the previous fiscal year of the Company, all in reasonable detail, accompanied by an opinion satisfactory to the Required Banks of Deloitte & Touche or other independent public accountants of nationally recognized standing selected by the Company and reasonably satisfactory to the Required Banks, such opinion to indicate that such statements are made in accordance with generally accepted accounting principles;

(c) as soon as available, and in any event no later than 45 days after the close of each fiscal quarter, a Compliance Certificate in the form of Exhibit C hereto signed on behalf of the Company by its chief financial officer or Vice President-Finance; and

(d) within 5 days after the end of each month, a Borrowing Base Certificate in the form of Exhibit B hereto, setting forth a computation of the Company's Borrowing Base and each Guarantor's Borrowing Base as of that months end date, certified as correct on behalf of the Company by the Company's chief financial officer or Vice President-Finance.

Section 7.5. Inspection and Reviews. The Company and each Guarantor shall, and shall cause each Subsidiary to, permit the Agent and the Banks, by their representatives and agents, to inspect any of the properties, corporate books and financial records of the Company, each Guarantor and its respective Subsidiaries, to review and make copies of the books of accounts and other financial records of the Company, each Guarantor and its respective Subsidiaries, and to discuss the affairs, finances and accounts of the Company, each Guarantor and its respective Subsidiaries with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Agent or the Banks may designate. In addition to any other compensation or reimbursement to which the Agent and the Banks may be entitled under the Loan Documents, the Company shall pay to the Agent from time to time upon demand the amount necessary to compensate it for all fees, charges and expenses incurred by the Agent or its designee in connection with the audits of Collateral, or inspections or review of the books, records and accounts of the Company, the Guarantors or any domestic Subsidiary conducted by the Agent or its designee or any of the Banks; provided, however, that in the absence of any Event of Default no more than four (4) such audits shall be conducted per calendar year and the costs and expenses of each such audit shall not exceed $5,000.

Section 7.6. Consolidation and Merger. The Company and each Guarantor will not, and will not permit any Subsidiary to, consolidate with or merge into any Person, or permit any other Person to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all the Property of the other Person, or acquire substantially as an entirety the business of any other Person except as permitted under Section 7.12 hereof.

Section 7.7. Transactions with Affiliates and Foreign Subsidiaries. Company shall not, and shall not permit any Subsidiary to, enter into any contract, agreement or business arrangement with any of its Affiliates on terms and conditions which are less favorable to the Company or such Subsidiary than would be usual and customary in similar contracts, agreements or business arrangements between Persons not affiliated with each other, except that Company may make the following payments provided that before and after giving effect to such payments, no Default or Event of Default has occurred or shall occur: (i) a monthly management fee of not more than Eighty Thousand Dollars ($80,000) to ERLY in each fiscal year of Company, payable monthly in arrears, to the extent earned and payable pursuant to the Management Agreement, and
(ii) tax sharing payments to ERLY otherwise payable in accordance with the Tax Sharing Agreement as in effect as of the date hereof; provided, further, that all such tax sharing payments shall be paid solely by setoff against the ERLY 6% Intercompany Note. The Company further agrees that it shall not, nor shall it permit any Subsidiary to sell, assign or transfer any of its Properties (other than cash and cash equivalents) to any non-U.S. Subsidiary or Affiliate
(a) other than sales of Inventory consisting of rough rice, milled rice, pasta, olives and, in each case, related packaging items including bags and similar items to the extent the same does not exceed 2% of total consolidated revenues of the Company and its Subsidiaries, other finished food product inventory so long as the monthly maximum amount thereof does not exceed 25,000 metric tons and no more than 50% thereof is located in any one country, (b) sales of inventory to RMTI if and so long as the aggregate outstanding amount owing by RMTI on account of such purchases does not exceed $500,000 for more than 15 days and (c) sales of other assets not exceeding $700,000 in any fiscal year.

Section 7.8. Capital Expenditures. The Company and each Guarantor will not, and will not permit any Subsidiary to, make any Capital Expenditures during any fiscal year in excess of the sum of (a) $5,500,000 ($10,000,000 if EBITDA of the Company for the immediately preceding fiscal year exceeds $30,000,000) plus (b) the Carryover Amount determined with respect to the immediately preceding fiscal year.

Section 7.9. Dividends and Certain Other Restricted Payments. The Company will not (a) declare or pay any dividends or make any distribution on any class of its capital stock (other than dividends payable solely in its capital stock) or (b) directly or indirectly purchase, redeem or otherwise acquire or retire any of its capital stock (except out of the proceeds of, or in exchange for, a substantially concurrent issue and sale of capital stock), or (c) make any other distributions with respect to its capital stock.

Section 7.10. Liens. The Company and each Guarantor will not, and will not permit any Subsidiary to, pledge, mortgage or otherwise encumber or subject to or permit to exist upon or be subjected to any lien, charge or security interest of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof), on any of its Properties of any kind or character other than:

(a) liens, pledges or deposits for workmen's compensation, unemployment insurance, old age benefits or social security obligations, taxes, assessments, statutory obligations or other similar charges, good faith deposits made in connection with tenders, contracts or leases to which the Company, a Guarantor or a Subsidiary is a party or other deposits required to be made in the ordinary course of business, provided in each case the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and adequate reserves have been provided therefor in accordance with generally accepted accounting principles and that the obligation is not for borrowed money, customer advances, trade payables or obligations to agricultural producers;

(b) the pledge of Property for the purpose of securing an appeal or stay or discharge in the course of any legal proceedings, provided that the aggregate amount of liabilities of the Company, the Guarantors and their Subsidiaries so secured by a pledge of Property permitted under this subsection (b) including interest and penalties thereon, if any, shall not be in excess of $1,000,000 at any one time outstanding;

(c) liens, pledges, mortgages, security interests, or other charges granted to the Agent;

(d) liens in favor of the Trustee under the Indenture and subject to the Intercreditor Agreement, liens on the Freeport Facility (as defined in the Indenture) securing the Freeport IRBs (as defined in the Indenture) and other liens, mortgage and security interests disclosed on the audited financial statements referred to in Section 5.3 hereof, except those in favor of the Existing Lender;

(e) mechanics liens that have been bonded in a manner, for an amount and by a surety company acceptable to the Required Banks;

(f) liens securing only indebtedness permitted by Sections 7.11(f) and (l) but only in the Property purchased with the proceeds of such indebtedness and liens securing indebtedness permitted by Section 7.11(i) hereof but only in the Property of the relevant Subsidiary incurring such indebtedness;

(g) the interests of lessors in leased Property;

(h) liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the consummation and not made in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; and

(i) easements, rights-of-way, restrictions, covenants, mineral reservations, minor defects or irregularities in title and other similar charges or encumbrances which do not interfere in any material respect with the ordinary conduct of business of the Company and its Subsidiaries.

Section 7.11. Borrowings and Guaranties. The Company and each Guarantor will not, and will not permit any Subsidiary to, issue, incur, assume, create or have outstanding any Debt or customer advances, nor be or remain liable, whether as endorser, surety, guarantor or otherwise, for or in respect of any liability or Debt of any other Person, other than:

(a) indebtedness arising under or pursuant to this Agreement or the other Loan Documents;

(b) the liability arising out of the endorsement for deposit or collection of commercial paper received in the ordinary course of business;

(c) trade payables arising in the ordinary course of the Company's business;

(d) customer prepayments not exceeding $2,000,000 in the ordinary course of business;

(e) indebtedness disclosed on the audited financial statements referred to in
Section 5.3 hereof, except indebtedness in favor of the Existing Lender;

(f) indebtedness (including Capitalized Lease Obligations) incurred to finance the purchase, or which represents the deferred purchase price, of Property in an aggregate principal amount not to exceed $1,000,000 in any fiscal year;

(g) indebtedness of the Guarantors to the Company;

(h) indebtedness evidenced by the Mortgage Notes; and

(i) indebtedness of Rice Corporation of Haiti not exceeding $4,000,000 at any one time outstanding, indebtedness of Comet Rice of Jamaica Limited not exceeding $2,000,000 at any one time outstanding, indebtedness of Corporation RICA, S.A. de C.V. not exceeding $3,000,000 at any one time outstanding and indebtedness of ARI Comet de Mexico S.A. de C.V. not exceeding $3,000,000 at any one time outstanding in each case owing to local banks in connection with working capital financing;

(j) Non-Recourse Debt of ARI-Vinafood;

(k) the guarantees by the Guarantors hereunder; and

(l) indebtedness not otherwise permitted under this Section 7.11 not exceeding $500,000 at any one time outstanding.

Section 7.12. Investments, Loans and Advances. The Company and each Guarantor will not, and will not permit any Subsidiary to, make or retain any investment (whether through the purchase of stock, obligations or otherwise) in or make any loan or advance to, any other Person, other than:

(a) investments in certificates of deposit having a maturity of one year or less issued by any of the Banks;

(b) marketable obligations of the United States;

(c) Receivables arising in the ordinary course of its business;

(d) existing loans, advances and investments in Subsidiaries shown on Schedule
7.12 hereto;

(e) deposits in commercial banks having capital and surplus of not less than $100,000,000;

(f) advances to officers and employees of the Company and the Guarantors in the ordinary course of business;

(g) investments in commercial paper rated P1 by Moody's Investors Service, Inc. or A1 by Standard & Poor's maturing within 270 days of the date of issuance thereof;

(h) repurchase agreements and reverse repurchase agreements involving marketable full faith and credit obligations of the United States of America, provided that the Company, the Guarantor or the Subsidiary that is a party thereto shall hold (individually or through an agent or bailee) all securities relating thereto during the entire term of such agreement;

(i) additional loans and advances from the Company to the Guarantors;

(j) additional investments, loans and advances (in each instance other than trade accounts) from the Company to Subsidiaries (other than the Guarantors and ARI-Vinafood) that are required to be evidenced by Subsidiary Intercompany Notes not exceeding an aggregate amount of $1,000,000;

(k) acquisitions by the Company of substantially all of the assets of corporations which are engaged in similar lines of business as the Company so long as (x) the aggregate amount of consideration payable in connection with such acquisitions does not exceed $5,000,000, (y) no Default or Event of Default shall exist at the time of any such acquisition or would occur as a result thereof and (z) prior to any such acquisition the Company shall have furnished the Banks with pro forma financial information verifying the condition specified in the immediately preceding clause (y) is true and correct; and

(l) investments in up to 750 option and open contracts by the Company or its Subsidiaries in connection with the protection of its commodity inventory holdings or commitments to buy or sell commodities against adverse price movements.

Section 7.13. Sale of Property. The Company and each Guarantor will not, and will not permit any Subsidiary to, sell, lease, assign, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or a material part of its Property to any other Person; provided, however, that this Section shall not prohibit:

(a) sales of Inventory in the ordinary course of business;

(b) sales or leases of surplus, obsolete or worn-out machinery and equipment;
and

(c) a sale of the Company's Houston, Texas property.
For purposes of this Section 7.13, "material part" shall mean 5% or more of the lesser of the book or fair market value of the Property of the Company or any Guarantor determined at the time of the sale.

Section 7.14. Notice of Suit, Adverse Change in Business or Default. The Company shall, as soon as possible, and in any event within five (5) days after the Company learns of the following, give written notice to the Banks of
(a) any proceeding(s) that, if determined adversely to the Company, any Guarantor or any Subsidiary could reasonably be expected to have a material adverse effect on the Properties, business or operations of the Company, such Guarantor or such Subsidiary being instituted or threatened to be instituted by or against the Company, such Guarantor or such Subsidiary in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign); (b) any material adverse change in the business, Property or condition, financial or otherwise, of the Company, any Guarantor or any Subsidiary; and (c) the occurrence of a Default or Event of Default.

Section 7.15. ERISA. The Company and each Guarantor will, and will cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed might result in the imposition of a lien against any of its Property and will promptly notify the Agent of (a) the occurrence of any reportable event (as defined in ERISA) that could reasonably be expected to result in the termination by the PBGC of any Plan covering any officers or employees of the Company, any Guarantor or any Subsidiary any benefits of which are, or are required to be, guaranteed by PBGC, (b) receipt of any notice from PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, and (c) its intention to terminate or withdraw from any Plan. The Company and each Guarantor will not, and will not permit any Subsidiary to, terminate any Plan or withdraw therefrom unless it shall be in compliance with all of the terms and conditions of this Agreement after giving effect to any liability to PBGC resulting from such termination or withdrawal.

Section 7.16. Use of Loan Proceeds. The Company and each Guarantor will use the proceeds of all Loans made or created hereunder solely to refinance existing Debt, and thereafter to finance its working capital requirements.

Section 7.17. Conduct of Business and Maintenance of Existence. The Company and each Guarantor will, and will cause each Subsidiary to, continue to engage in business of the same general type as now conducted by it, and the Company and each Guarantor will, and will cause each Subsidiary to, preserve, renew and keep in full force and effect its corporate existence and its rights, privileges and franchises necessary or desirable in the normal conduct of business.

Section 7.18. Compliance with Laws, etc. ;The Company and each Guarantor will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, such material compliance to include (without limitation) (a) the maintenance and preservation of its corporate existence and qualification as a foreign corporation, (b) compliance with all rules and regulations promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, and
(c) compliance with all applicable Environmental Laws.

Section 7.19. New Subsidiaries. Without the prior written consent of the Banks, the Company and each Guarantor will not, directly or indirectly, create or acquire any Subsidiary.

Section 7.20.   Environmental Covenant.  The Company and each Guarantor will:

(a) use and operate all of its facilities and Properties in compliance with all Environmental Laws where the failure to do so could reasonably be expected to have a material adverse effect on the condition, financial or otherwise, of the Company or any Guarantor, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all hazardous materials in material compliance with all applicable Environmental Laws;

(b) immediately notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and Property or compliance with Environmental Laws, and shall promptly cure and have dismissed, or take such other actions reasonably satisfactory to the Banks, any actions and proceedings relating to compliance with Environmental Laws; and

(c) provide such information and certifications that the Agent may reasonably request from time to time to evidence compliance with this Section 7.20.

Section 7.21. Sale and Leasebacks. The Company and each Guarantor shall not, and shall not permit any Subsidiary to, enter into any arrangement with a bank, insurance company or any other lender or investor providing for the leasing by the Company, any Guarantor or any Subsidiary of any Property previously owned by it and which as been or is to be sold or transferred by such owner to such lender or investor.

Section 7.22. Adjusted Funded Debt Ratio. The Company will not, as of the last day of any fiscal quarter of the Company during any of the periods specified below, permit the Adjusted Funded Debt Ratio for the four fiscal quarters of the Company then ended to exceed:

                                                    ADJUSTED FUNDED
                                                      DEBT RATIO
 FROM AND INCLUDING        TO AND INCLUDING        SHALL NOT EXCEED

   The date hereof            6/30/96                  6.2 to 1.0
      7/1/96                  9/30/96                  5.6 to 1.0
     10/1/96                and at all
                         times thereafter             5.25 to 1.0

Section 7.23. Minimum Interest Coverage Ratio. The Company will not, as of the last day of any fiscal quarter of the Company during any of the periods specified below, permit its Interest Coverage Ratio for the applicable Measurement Period then ended to be less than:
                                                  INTEREST COVERAGE RATIO
FROM AND INCLUDING        TO AND INCLUDING         SHALL NOT BE LESS THAN:

  The date hereof              6/30/96                 1.3 to 1.0
      7/1/96                   9/30/96                 1.5 to 1.0
     10/1/96               and at all times
                              thereafter              1.75 to 1.0

The term "Measurement Period" as used herein shall mean (a) for June 30, 1996, the fiscal quarter of the Company ending such date, (b) for September 30, 1996, the two fiscal quarters of the Company ending such date, (c) for December 31, 1996, the three fiscal quarters of the Company ending such date and (d) for March 31, 1997 and each fiscal quarter end thereafter, the four fiscal quarters of the Company ending such date.

Section 7.24. Minimum Adjusted Tangible Net Worth. The Company will maintain Adjusted Tangible Net Worth in an amount not less than (a) Adjusted Tangible Net Worth of the Company as of March 31, 1996 from the date of this Agreement through March 31, 1997, and (b) during each fiscal year of the Company thereafter, an amount equal to the minimum amount required to be maintained during the immediately preceding fiscal year of the Company plus an amount equal to 90% of the Company's Net Income (but not less than zero) for the immediately preceding fiscal year.

Section 7.25. Minimum Current Ratio. The Company will not permit its Current Ratio to be less than 1.25 to 1 at any time.

Section 7.26. Federal Food Security Act. The Company will register, pursuant to Section 1324(c)(2)(D) of the Federal Food Security Act, with the Secretary of State of each State in which are produced farm products purchased by the Company and which has established or hereafter establishes a central filing system, as a buyer of farm products produced in such State; and the Company will maintain each such registration in full force and effect.

SECTION 8.   EVENTS OF DEFAULT AND REMEDIES.

Section 8.1. Events of Default Defined. Any one or more of the following shall constitute an Event of Default hereunder:

(a) default in the payment of any principal of any Note when due, whether at the stated maturity thereof or at any time provided for in this Agreement, or default for a period of three (3) days in the payment when due of any Reimbursement Obligation, interest, fee, commission, charge or other amount payable by the Company hereunder;

(b) default in the observance or performance of any covenant set forth in Sections 7.3, 7.4, 7.5, 7.6, 7.8, 7.9, 7.11, 7.12, 7.13, 7.14, 7.16, 7.22,
7.23, 7.24 or 7.25 hereof or of any covenant in any Security Document dealing with the use, disposition or remittance of the proceeds of Collateral or the maintenance of insurance thereon;

(c) default in the observance or performance of any other provision hereof or of any of the Security Documents that is not remedied or waived by the Required Banks within 30 days after notice thereof to the Company by the Agent or by the holder or holders of a Note;

(d) default shall occur under any evidence of indebtedness in an aggregate principal amount in excess of $250,000 issued, assumed or guaranteed by the Company or any Guarantor or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such indebtedness;

(e) any representation or warranty made herein or in any of the Security Documents or pursuant hereto or thereto or in connection with any transaction contemplated hereby proves untrue in any material respect as of the date of the issuance or making thereof;

(f) any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $500,000 shall be entered or filed against the Company, any Guarantor or any Subsidiary or against any of its respective Property or assets and remain undischarged, unvacated, unbonded or unstayed for a period of 30 days;

(g) an event occurs which is specified as an event of default in any of the Security Documents;

(h) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or similar law for the relief of debtors are instituted against the Company, any Guarantor or any Subsidiary and are not dismissed within 45 days after such institution or a decree or order of a court having jurisdiction in the premises for the appointment of a trustee, custodian or receiver for the Company, any Guarantor or any Subsidiary or for the major part of its respective Property is entered and the trustee, custodian or receiver appointed pursuant to such decree or order is not discharged within 45 days after such appointment, or an order for relief shall be entered in any such proceeding;

(i) the Company, any Guarantor or any Subsidiary shall institute bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or laws for the relief of debtors or shall consent to the institution of such proceedings against it by others or to the entry of any decree or order adjudging it bankrupt or insolvent or approving as filed any petition seeking reorganization under any bankruptcy or similar law or shall apply for or shall consent to the appointment of a receiver, custodian or trustee for it or for the major part of its property or shall make an assignment for the benefit of creditors or shall take any corporate action authorizing any of the foregoing; or

(j) a Change in Control shall occur.

Section 8.2. Remedies for Non-Bankruptcy Defaults. When any Event of Default other than any Event of Default described in subsections 8.1(h) or 8.1(i) has occurred and is continuing, the Agent shall, upon request of the Required Banks, by notice to the Company, take any or all of the following actions:

(a) terminate the obligation of the Banks to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

(b) declare the principal of and the accrued interest on the Notes and Reimbursement Obligations to be forthwith due and payable and thereupon the Notes and Reimbursement Obligations, including both principal and interest, and all unpaid fees, charges and commissions payable hereunder, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and

(c) enforce any and all rights and remedies available hereunder and under the Security Documents.

Section 8.3. Remedies for Bankruptcy Defaults. When any Event of Default described in subsection 8.1(h) or 8.1(i) has occurred and is continuing, then the then unpaid balance of the Notes and Reimbursement Obligations, including both principal and interest, and all fees, charges and commissions payable hereunder, shall immediately become due and payable without presentment, demand, protest or notice of any kind, the obligation of the Banks to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Agent may exercise all remedies available to it hereunder and under the Security Documents.

Section 8.4. L/Cs. Promptly following the acceleration of the maturity of the Notes and Reimbursement Obligations pursuant to Section 8.2 or 8.3 hereof, the Company shall immediately pay to the Agent for the benefit of the Banks the full aggregate amount of all outstanding L/Cs. The Agent shall hold all such funds and proceeds thereof as additional collateral security for the obligations of the Company to the Banks under the Loan Documents. The amount paid under any of the L/Cs for which the Company has not reimbursed the Banks shall bear interest from the date of such payment at the default rate of interest specified in Section 2.2 hereof.

SECTION 9.   DEFINITIONS.

Section 9.1. Certain Terms Defined. The following terms when used herein shall have the following meanings; such terms to be equally applicable to both the singular and plural of the terms defined (capitalized terms defined elsewhere in this Agreement to have the meanings so ascribed to them in all provisions of this Agreement):

"Account Debtor" shall mean the Person who is obligated on a Receivable.

"Adjusted Funded Debt" shall mean all Debt (other than the Revolving Credit except as hereinafter provided) of the Company and its Subsidiaries that has a final maturity of more than one year from the date of issuance, including current maturities of such Debt, Capitalized Lease Obligations, and all guaranteed third party Debt plus an amount equal to the lowest aggregate principal amount outstanding under the Revolving Credit (or the revolving credit from the Existing Lender as appropriate) averaged for a period of 15 consecutive days during the most recent twelve months then ended.

"Adjusted Funded Debt Ratio" shall mean the ratio of Adjusted Funded Debt to EBITDA.

"Adjusted LIBOR Rate" shall mean a rate per annum determined pursuant to the following formula:
                Adjusted LIBOR Rate =              LIBOR Rate
                                            -------------------------
                                             100%-Reserve Percentage

"Adjusted Tangible Net Worth" shall mean the sum of all capital stock, preferred stock, capital in excess of par value and retained earnings of the entity in question minus the aggregate amount of all equity amounts on account of notes receivable from shareholders and the total amount of all Intangible Assets, all determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

"Affiliate" shall mean any person, firm, corporation or entity (herein collectively called a "Person") directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise.

"Agent" shall mean Harris Trust and Savings Bank and any successor thereto appointed pursuant to Section 10.1 hereof.

"Agreement" shall mean this Secured Credit Agreement as supplemented, modified, restated and amended from time to time.

"Applicable Margin" with respect to the commitment fee payable pursuant to
Section 3.1 hereof and LIBOR Portions and Base Rate Portions, shall mean the rate specified for such obligation below at each level of Adjusted Funded Debt Ratio specified below:

                               Level I   Level II   Level III   Level IV

Adjusted Funded Debt Ratio     1.75<2.50   >2.50 and    3.25 and    >4.0
                                           <3.25>      <4.0
LIBOR Margin                    1.25%       1.75%       2.25%      2.75%
Base Rate Margin                0.0%        0.0%        0.0%       0.0%
Commitment Fee                   .375%       .375%       .50%       .50%

Not later than ten (10) Business Days after receipt by the Banks of the Compliance Certificate called for by Section 7.4(c) hereof for the fiscal quarter ending September 30, 1996, the Agent shall determine the Adjusted Funded Debt Ratio for the applicable period and shall promptly notify the Company and the Banks of such determination and of any change in the Applicable Margins resulting therefrom. Any such change in the Applicable Margins shall be effective as of the date the Agent so notifies the Company with respect to all Loans outstanding on such date, and such new Applicable Margins as determined by the Agent in accordance with this Section shall be conclusive and binding on the Company absent manifest error. From the date hereof through and including the date occurring 120 days from the date hereof, the Applicable Margins shall be those set forth at Level IV above.

"ARI-Vinafood" means American Rice-Vinafood Co., Ltd., a limited liability company organized under the laws of the Socialist Republic of Vietnam.

"Assignment of Hedging Contracts" shall mean any Assignment of Hedging Contracts from the Company to the Agent, as agent thereunder for itself and the Banks, in a form attached hereto as Exhibit F (or containing such additional or different terms as shall be acceptable to the Banks) from time to time delivered to the Agent.

"Bank" means Harris Trust and Savings Bank and all other lenders becoming parties hereto pursuant to Section 12.15 hereof.

"Base Rate" shall mean a fluctuating interest rate per annum at all times equal to the rate of interest announced by Harris Trust and Savings Bank from time to time as its prime commercial rate with any change in such rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (the "Harris Prime Rate"), provided that if the rate per annum determined by adding 1/2 of 1% to the rate at which Harris would offer to sell federal funds in the interbank market on or about 10:00 A.M. (Chicago time) on any day (the "Adjusted Fed Funds Rate") shall be higher than the Harris Prime Rate on such day, then the Base Rate for such day and for any succeeding day which is not a Business Day shall be such Adjusted Fed Funds Rate. The determination of the Adjusted Fed Funds Rate by the Agent shall be final and conclusive provided it has acted in good faith in connection therewith.

"Borrowing Base" shall mean, as of any time the same is to be determined and as to the Company and each Guarantor Subsidiary, the sum at such time of:

(a) 85% of the then outstanding unpaid balance (computed, in the case of Eligible Receivables payable in a currency other than U.S. Dollars, at the U.S. Dollar Equivalent thereof) of Eligible Receivables of the Company or such Guarantor; plus

(b) 90% of the then outstanding unpaid balance (computed, in the case of Eligible Receivables payable in a currency other than U.S. Dollars, at the U.S. Dollar Equivalent thereof) of Eligible Credit Enhanced Receivables of the Company or such Guarantor; plus

(c) 75% lower of average cost or market value of Eligible Inventory consisting of raw rice (including rough rice and milled rice, unpackaged, in bulk) of the Company or such Guarantor; plus

(d) 70% of the lower of average cost or market value of Eligible Inventory consisting of rice, olives or pasta finished goods or, to the extent included in the definition of "Eligible Inventory" hereunder, other finished food goods of the Company or such Guarantor; plus

(e) 100% of the initial maintenance margin on deposit in each of the Pledged Commodities Accounts of the Company; minus

(f) the outstanding amount of all Secured Grower Payables; minus

(g) the Rent Reserve.

"Borrowing Base Certificate" shall mean a certificate in the form annexed hereto as Exhibit B, as modified with the written approval of the Agent.

"Business Day" shall mean any day (other than a Saturday or Sunday) on which banks are generally open for business in Chicago, Illinois, Houston, Texas, Minneapolis, Minnesota and Denver, Colorado and, when used with respect to LIBOR Portions, a day on which banks are also dealing in United States Dollar deposits in London, England and Nassau, Bahamas.

"Capital Expenditures" shall mean capital expenditures as defined and classified in accord with generally accepted principles of accounting consistently applied.

"Capitalized Lease" shall mean, as applied to any Person, any lease of any Property which, in accordance with generally accepted accounting principles, is required to be capitalized on the balance sheet of such Person.

"Capitalized Lease Obligation" shall mean, as applied to any Person, the discounted present value of the rental obligation, as lessee, under any Capitalized Lease.

"Carryover Amount" means with respect to each fiscal year of the Company, the amount by which (x) the sum of (1) the Carryover Amount with respect to the immediately prior fiscal year of the Company plus (2) $5.5 million exceeds (y) the amount of Capital Expenditures paid or incurred during the fiscal year of the Company with respect to which such determination is being made; provided, however, that for any fiscal year of the Company ending on or after March 31, 1997 that immediately follows a fiscal year in which the EBITDA of the Company exceeds $30.0 million, then the Carryover Amount for such fiscal year shall be deemed to be the Carryover Amount for the next preceding fiscal year of the EBITDA that followed a fiscal year of the Company in which such EBITDA was less than or equal to $30.0 million.

"Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than Douglas A. Murphy or Gerald D. Murphy, acquires a direct or indirect interest in more than 50% of the voting power of the Voting Stock of the Company or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company shall be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

"Code" shall mean the Internal Revenue Code of 1986, as amended.
"Collateral" shall mean the collateral security provided to the Agent for the benefit of the Banks pursuant to the Security Documents.

"Commitment Percentage" shall mean the percentage set forth opposite each Bank's signature hereto or in the assignment agreement to which it is a party under the heading "Commitment Percentage".

"Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of this Indenture, (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election or (iii) was nominated for election, elected or appointed to such Board to fill a vacancy caused by the death of a member of the Board of Directors.

"Current Ratio" shall mean the ratio of the current assets to current liabilities of the Company and its Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied; provided, however, that there shall be excluded from current assets any asset related to the sale of the Company's Houston, Texas properties and there shall be included in current liabilities an amount equal to all outstanding Loans and L/Cs hereunder.

"Debt" of any Person shall mean as of any time the same is to be determined, the aggregate of (a) all liabilities, reserves and any other items which would be classified as a liability on a balance sheet in accordance with generally accepted accounting principles, (b) all guaranties, endorsements (other than any liability arising out of the endorsement of items for deposit or collection in the ordinary course of business) and other contingent obligations in respect of, or any obligations to purchase or otherwise acquire, indebtedness of others, (c) all reimbursement and other obligations with respect to letters of credit and banker's acceptances, (d) the aggregate amount of Capitalized Lease Obligations, (e) all indebtedness, obligations and liabilities representing the deferred purchase price of property and (f) all indebtedness and liabilities secured by any lien or any security interest on any Property or assets of such person, whether or not the same would be classified as a liability on a balance sheet, but excluding all general contingency reserves and reserves for deferred income taxes and investment credit, and with respect to Debt of the Company, all computed and determined on a consolidated basis for the Company and its Subsidiaries after the elimination of intercompany items in accordance with generally accepted accounting principles consistent with those used in the preparation of the audit report referred to in Section 5.3 hereof.

"EBIT" shall mean, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of
(a) Interest Expense for such period and (b) federal, state and local income taxes for such period.

"EBITDA" shall mean, with reference to any period, Net Income for such period plus all amounts deducted in arriving at such Net Income amount in respect of
(a) Interest Expense for such period, plus (b) federal, state and local income taxes for such period, plus (c) all amounts properly charged for depreciation of fixed assets and amortization of Intangible Assets during such period. "Eligible Credit Enhanced Receivable" means any Receivable which would otherwise constitute an Eligible Receivable but for subparagraphs (g), (i) and
(m) of the definition of such term contained herein or any other Eligible Receivable which is at all times supported by an irrevocable letter of credit having terms acceptable to the Banks in all respects and issued by a bank satisfactory to the Banks and which is, if requested by the Agent, transferable to the Agent and the rights to draw under which will be assigned or transferred to the Agent upon the Agent's request.
"Eligible Inventory" shall mean any Inventory of the Company or any Guarantor in which the Agent has a first priority perfected security interest and which complies with each of the following requirements:

(a) it consists solely of raw rice (including rough rice and milled rice, unpackaged, in bulk), rice finished goods inventory, olives and pasta and, to the extent the same does not exceed an amount equal to 2% of consolidated total revenues of the Company and its Subsidiaries, other finished food products;

(b) it is in first class condition, not obsolete, and is readily usable or salable by the Company or such Guarantor in the ordinary course of its business;

(c) it substantially conforms to the advertised or represented specifications and other quality standards of the Company or such Guarantor, and has not been determined by the Banks to be unacceptable due to age, type, category, quality and/or quantity;

(d) all warranties as set forth in this Agreement and the applicable Security Agreements are true and correct with respect thereto;

(e) it has been identified to the Banks in the manner prescribed pursuant to the Security Agreements;

(f) it is located at a location described on Exhibit E hereto or at another location within the United States disclosed to and approved by the Banks and, if requested by the Agent, any Person (other than the Company or such Guarantor) owning or controlling such location shall have waived, by no later than July 20, 1996, all right, title and interest in and to such Inventory in a manner satisfactory to the Banks or it is in transit to or from any such location and is fully insured and the Company or Guarantor is a charter party to the vessel or owner of the vessel in which it is being transported and the Company shall have received a clean bill of lading with respect thereto.

"Eligible Receivables" shall mean any Receivable of the Company or any Guarantor in which the Agent has a first priority perfected security interest and which complies with each of the following requirements:

(a) it arises out of a bona fide rendering of services or sale of goods sold and delivered by or on behalf of the Company or such Guarantor to, or in the process of being delivered by or on behalf of the Company or such Guarantor to, the Account Debtor on said Receivables;

(b) all warranties set forth in this Agreement and the applicable Security Agreement are true and correct with respect thereto;

(c) it has been identified to the Banks in a manner satisfactory to the Banks;

(d) it is evidenced by an invoice (dated not later than 5 days after the date of shipment or performance of services) rendered to the Account Debtor thereunder;

(e) it is not owing by an Account Debtor who shall have failed to pay 10% or more of all Receivables owed by such Account Debtor within the period set forth in (f) below or who has become insolvent or is the subject of any bankruptcy, arrangement, reorganization proceedings or other proceedings for relief of debtors;

(f) it has not remained unpaid in whole or in part more than 90 days after the invoice date thereof;

(g) it is payable in United States or Canadian Dollars or in the case of an Eligible Credit Enhanced Receivable, another foreign currency acceptable to the Banks;

(h) it is not owing by the United States of America or any department, agency or instrumentality thereof unless the Company or such Guarantor shall have provided evidence satisfactory to the Required Banks of compliance with the Assignment of Claims Act but only to the extent that the aggregate amount of Receivables described in this clause (h) exceeds $500,000;

(i) it is not owing by any Account Debtor located outside of the United States or so long as the Agent shall have received evidence of perfection and enforceability of its lien satisfactory to it, Canada, unless such Receivable is supported by a guaranty, surety bond or other form of credit enhancement in each case in form and substance and issued by a bank satisfactory to the Banks, and the rights to draw on demand payment under which will be assigned or transferred to the Agent upon the Agent's request;

(j) it is net of any credit or allowance given by the Company or such Guarantor to such Account Debtor;

(k) the Receivable is not subject to any counterclaim or defense asserted by the Account Debtor thereunder, nor is it subject to any offset or contra account payable to the Account Debtor (in any case, unless the amount of such Receivable is net of such counterclaim, defense, offset or contra account);

(l) it is not owing by an Account Debtor that is an Affiliate of the Company or such Guarantor; and

(m) it is not an Eligible Credit Enhanced Receivable.

"Environmental Laws" shall mean all federal, state and local environmental, health and safety statutes and regulations, including without limitation all statutes and regulations establishing quality criteria and standards for air, water, land and toxic or hazardous wastes and substances.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"ERLY" shall mean ERLY Industries Inc., a California corporation.

"ERLY 6% Intercompany Note" shall mean that certain Promissory Note in favor of the Company, dated May 25, 1993, as amended as of August 24, 1995, in the aggregate principal amount of $10,000,000, bearing interest at the rate of 6% per annum and maturing August 1, 2002.

"Event of Default" shall mean any event or condition specified as such in
Section 8.1 hereof and "Default" shall mean any event or condition which with the lapse of time, the giving of notice or both would constitute an Event of Default.

"Existing Lender" shall mean Congress Financial Corporation.
"Guarantors" shall mean Comet Ventures, Inc., a California corporation, BargeCarib, Inc., a Texas corporation, and Comet Rice of Puerto Rico, Inc., a Puerto Rico corporation and "Guarantor" shall mean any of them.

"Highest Lawful Rate" shall have the meaning specified in Section 12.18 hereof.

"Indenture" shall mean the Indenture dated as of August 24, 1995 between the Company and U.S. Trust Company of Texas, N.A., as Trustee thereunder.

"Intangible Assets" shall mean amortizeable loan costs, business acquisition costs, license agreements, trademarks, trade names, patents, capitalized research and development costs, proprietary products (the results of past research and development treated as long term assets and excluded from Inventory), goodwill and all other assets which would be classified as intangible assets (all determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied).

"Intercreditor Agreement" shall have the meaning herein as such term is defined in the Indenture.

"Interest Coverage Ratio" shall mean, for any period, the ratio of EBIT to Interest Expense of the Company and its Subsidiaries, each determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied, for such period.

"Interest Expense" shall mean with reference to any period all interest charges (including amortization of debt discount and expense and imputed interest on capitalized lease obligations) accrued for such period, whether or not paid, net of interest income received for such period, all determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

"Interest Period" shall mean with respect to any LIBOR Portion, the period commencing on, as the case may be, the creation or conversion date with respect to such LIBOR Portion and ending one, two, three or six months thereafter as selected by the Company in its notice as provided herein; provided, that:

(a) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(b) no Interest Period may extend beyond the final maturity date of the Notes;

(c) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

(d) no Interest Period may be selected if after giving effect thereto the Company will be unable to make a principal payment scheduled to be made during such Interest Period without paying part of a LIBOR Portion on a date other than the last day of the Interest Period applicable thereto.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

"Inventory" shall mean all raw materials, work in process, finished goods, and goods held for sale or lease or furnished or to be furnished under contracts of service in which the Company or any Subsidiary now has or hereafter acquires any right.

"L/C" shall have the meaning specified in Section 1.5 hereof.

"L/C Administrative Fee" shall have the meaning specified in Section 1.5 hereof.

"L/C Agreement" shall have the meaning specified in Section 1.5 hereof.

"L/C Issuance Fee" shall have the meaning specified in Section 1.5 hereof.

"L/C Participation Fee" shall have the meaning specified in Section 1.5 hereof.

"LIBOR Index Rate" shall mean, for any Interest Period applicable to a LIBOR Portion, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two Business Days before the commencement of such Interest Period.

"LIBOR Rate" shall mean for each Interest Period applicable to a LIBOR Portion, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to nearest 1/100 of 1%) at which deposits in U.S. dollars in immediately available funds are offered to the Agent at 11:00 a.m. (London, England time) two (2) Business Days before the beginning of such Interest Period by three (3) or more major banks in the interbank eurodollar market for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the LIBOR Portion scheduled to be made by the Agent during such Interest Period.

"Loans" shall mean the Revolving Credit Loans.

"Loan Documents" shall mean this Agreement and any and all exhibits hereto, the Notes, the L/C Agreements, and the Security Documents.

"Management Agreement" shall mean that certain Amended and Restated Management Agreement dated as of August 24, 1995 by and between ERLY and the Company. "Mortgage Notes" shall mean the Company's 13% Mortgage Notes due 2002 with Contingent Interest in the original principal amount of $100,000,000 issued pursuant to the Indenture.

"Net Income" for any period shall mean the net income of the Company and its Subsidiaries for such period as computed on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

"Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Subsidiaries (other than ARI-Vinafood) (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt of the Company or any of its Subsidiaries), or (b) is directly or indirectly liable (as a guarantor or otherwise) and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against ARI-Vinafood) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company or any of its Subsidiaries (other than ARI-Vinafood) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its stated maturity.

"PBGC" shall mean the Pension Benefit Guaranty Corporation.

"Person" shall mean and include any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, institution, entity, party or government (whether national, federal, state, county, city, municipal, or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

"Plan" shall mean any employee benefit plan covering any officers or employees of the Company or any Subsidiary, any benefits of which are, or are required to be, guaranteed by the PBGC.

"Pledged Commodities Account" shall mean any account maintained by the Company with a futures commission merchant and which is subject to a perfected first priority security interest in favor of the Agent for the benefit of the Banks pursuant to an Assignment of Hedging Contracts.

"Portion" shall have the meaning specified in Section 2.1 hereof.

"Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed or tangible or intangible.

"Receivables" shall mean all accounts, contract rights, instruments, documents, chattel paper and general intangibles in which the Company or any Subsidiary now has or hereafter acquires any right.

"Reimbursement Obligation" shall have the meaning specified in Section 1.6 hereof.

"Required Banks" shall mean at any time Banks whose Commitments aggregate 52% or more of the total Commitments or, if at the time no Commitments are outstanding, Banks holding 52% or more of the aggregate outstanding principal balance of the Notes.

"Rent Reserve" shall mean (a) $672,411 at all times through and including July 20, 1996 (provided that the Rent Reserve shall be reduced by the "Estimated Semi-Annual Rental" amount set forth on Exhibit E hereto opposite the name of the Person leasing a facility location to the Company or Guarantor, as the case may be, who has executed and delivered to the Agent a landlord's waiver agreement in form satisfactory to the Banks) and (b) $0 at all times thereafter.

"Reserve Percentage" shall mean, for the purpose of computing the Adjusted LIBOR Rate, the maximum rate of all reserve requirements (including, without limitation, any marginal emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D.

"Revolving Credit Commitments" shall mean the commitments of the Banks to make loans under the Revolving Credit in the amounts set forth opposite their signatures hereto under the heading "Revolving Credit Commitment" or opposite their signatures on Assignment Agreements delivered pursuant to Section 12.15 hereof under the heading "Revolving Credit Commitment", as such amounts may be reduced pursuant hereto.

"Secured Grower Payables" shall mean all amounts owed from time to time by the Company to any Person on account of the purchase price of agricultural products if the Required Banks reasonably determine that such Person is entitled to the benefits of any grower's lien, statutory trust or similar security arrangement to secure the payment of any amount owed to such Person.

"Security Agreements" shall mean the separate Security Agreements of even date herewith from the Company and each Guarantor to the Agent, as the same may be supplemented and amended from time to time.

"Security Documents" shall mean the Security Agreements and any and all other security agreements, assignments, financing statements and other documents as shall from time to time secure the Notes and other obligations of the Company to the Banks or any of them.

"Stockholders' Equity" shall mean stockholders' equity determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

"Subsidiary" shall mean collectively any corporation or other entity at least a majority of the outstanding voting equity interests (other than directors' qualifying shares) of which is at the time owned directly or indirectly by the Company or by one of more Subsidiaries or by the Company and one or more Subsidiaries. The term "Consolidated Subsidiary" shall mean any Subsidiary whose accounts are consolidated with those of the Company in accordance with generally accepted accounting principles.

"Subsidiary Intercompany Notes" shall mean the intercompany Promissory Notes issued by the Company's Subsidiaries in favor of the Company to evidence loans by the Company and to be pledged to the Trustee under the Indenture.

"Tax Sharing Agreement" shall mean that certain Amended and Restated Tax Agreement dated as of August 24, 1995 among, inter alia, ERLY and the Company. "Telerate Page 3750" shall mean the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).

"Termination Date" shall mean May 31, 1999 or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Sections 3.5,
8.2 or 8.3 hereof.

"Total Capitalization" shall mean the sum of all capital stock, preferred stock, capital in excess of par value and returned earnings of the Company and its Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied, plus the aggregate principal amount of the Total Consolidated Indebtedness of the Company and its Subsidiaries.

"U.S. Dollar Equivalent" means the amount of U.S. Dollars which would be realized by converting the relevant foreign currency into U.S. Dollars in the spot market at the exchange rate quoted by the Agent, at approximately 11:00 a.m. (London, England time) two Business Days prior to the date on which a computation thereof is required to be made, to major banks in the interbank foreign exchange market for the purchase of U.S. Dollars for such foreign currency.

"Voting Stock" of a corporation means all classes of capital stock of such corporation then outstanding and normally entitled to vote in the election of directors.

SECTION 10.   THE AGENT.

Section 10.1. Appointment and Authorization. Each Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers hereunder and under the Security Documents as are designated to the Agent by the terms hereof and thereof together with such powers as are reasonably incidental thereto. The Agent may resign at any time by sending twenty (20) days prior written notice to the Company and the Banks and may be removed by the Required Banks upon twenty (20) days prior written notice to the Company and the Banks. In the event of any such resignation or removal the Required Banks may appoint a new agent with the consent of the Company (which consent shall not unreasonably be withheld), which shall succeed to all the rights, powers and duties of the Agent hereunder and under the Security Documents. Any resigning or removed Agent shall be entitled to the benefit of all the protective provisions hereof with respect to its acts as an agent hereunder, but no successor Agent shall in any event be liable or responsible for any actions of its predecessor. If the Agent resigns or is removed and no successor is appointed, the rights and obligations of such Agent shall be automatically assumed by the Required Banks and (i) the Company shall be directed to make all payments due each Bank hereunder directly to such Bank and (ii) the Agent's rights in the Security Documents shall be assigned without representation, recourse or warranty to the Banks as their interests may appear.

Section 10.2.Rights as a Bank. The Agent has and reserves all of the rights, powers and duties hereunder and under its Notes and the Security Documents as any Bank may have and may exercise the same as though it were not the Agent and the terms "Bank" or "Banks" as used herein and in all of such documents shall, unless the context otherwise expressly indicates, include the Agent in its individual capacity as a Bank.

 Section 10.3.Standard of Care. The Banks acknowledge that they have received and approved copies of the Security Documents, and such other information and documents concerning the transactions contemplated and financed hereby as they have requested to receive and/or review. The Agent makes no representations or warranties of any kind or character to the Banks with respect to the validity, enforceability, genuineness, perfection, value, worth or collectibility hereof or of the Notes, Applications or Security Documents or of the liens provided for thereby or of any other documents called for hereby or thereby or of the Collateral. The Agent need not verify the worth or existence of the Collateral and may rely exclusively on reports of the Company in computing the Borrowing Base, provided that the Agent agrees to furnish to the Banks copies of any field audit reports made in connection with inspections which the Agent or its designee may make pursuant to Section 7.5 hereof. Neither the Agent nor any director, officer employee, agent or representative thereof (including any security trustee therefor) shall in any event be liable for any clerical errors or errors in judgment, inadvertence or oversight, or for action taken or omitted to be taken by it or them hereunder or under the Security Documents or in connection herewith or therewith except for its or their own gross negligence or willful misconduct. The Agent shall incur no liability under or in respect of this Agreement or the Security Documents by acting upon any notice, certificate, warranty, instruction or statement (oral or written) of anyone (including anyone in good faith believed by it to be authorized to act on behalf of the Company), unless it has actual knowledge of the untruthfulness of same. The Agent may execute any of its duties hereunder by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Banks for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Agent shall be entitled to advice of counsel concerning all matters pertaining to the agencies hereby created and its duties hereunder, and shall incur no liability to anyone and be fully protected in acting upon the advice of such counsel. The Agent shall be entitled to assume that no Default or Event of Default exists unless notified to the contrary by a Bank. The Agent shall in all events be fully protected in acting or failing to act in accord with the instructions of the Required Banks. Upon the occurrence of an Event of Default hereunder, the Agent shall take such action with respect to the enforcement of its liens on the Collateral and the preservation and protection thereof as it shall be directed to take by the Required Banks but unless and until the Required Banks have given such direction the Agent shall take or refrain from taking such actions as it deems appropriate and in the best of interest of all Banks. The Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent may treat the owner of any Note as the holder thereof until written notice of transfer shall have been filed with it signed by such owner in form satisfactory to the Agent. Each Bank acknowledges that it has independently and without reliance on the Agent or any other Bank and based upon such information, investigations and inquiries as it deems appropriate made its own credit analysis and decision to extend credit to the Company. It shall be the responsibility of each Bank to keep itself informed as to the creditworthiness of the Company and the Agent shall have no liability to any Bank with respect thereto.

Section 10.4. Costs and Expenses. Each Bank agrees to reimburse the Agent for all out-of-pocket costs and expenses suffered or incurred by the Agent or any security trustee in performing its duties hereunder and under the Security Documents or in the exercise of any right or power imposed or conferred upon the Agent hereby or thereby, to the extent that the Agent is not promptly reimbursed for same by the Company or out of the Collateral, all such costs and expenses to be borne by the Banks ratably in accordance with the amounts of their respective Commitments.

Section 10.5. Indemnity. The Banks, to the extent not prohibited by applicable law, shall ratably indemnify and hold the Agent, and its directors, officers, employees, agents or representatives (including as such any security trustee therefor) harmless from and against any liabilities, losses, costs or expenses suffered or incurred by them hereunder or under the Applications or the Security Documents or in connection with the transactions contemplated hereby or thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Company or out of the Collateral and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified.

SECTION 11.   THE GUARANTEES.

Section 11.1. The Guarantees. To induce the Banks to provide the credits described herein and in consideration of benefits expected to accrue to each Guarantor by reason of the Commitments and for other good and valuable consideration, receipt of which is hereby acknowledged, each Guarantor hereby unconditionally and irrevocably guarantees jointly and severally to the Agent, the Banks and each other holder of any of the Company's obligations under the Loan Documents, the due and punctual payment of all present and future indebtedness, obligations and liabilities of the Company evidenced by or arising out of the Loan Documents, including, but not limited to, the due and punctual payment of principal of and interest on the Notes and Reimbursement Obligations and the due and punctual payment of all other obligations now or hereafter owed by the Company under the Loan Documents as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, according to the terms hereof and thereof. In case of failure by the Company punctually to pay any indebtedness guaranteed hereby, each Guarantor hereby unconditionally agrees jointly and severally to make such payment or to cause such payment to be made punctually as and when the same shall become due and payable, whether at stated maturity, by acceleration or otherwise, and as if such payment were made by the Company.

Section 11.2. Guarantee Unconditional. The obligations of each Guarantor as a guarantor under this Section 11 shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(a) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Company or of any other Guarantor under this Agreement or any other Loan Document or by operation of law or otherwise;

(b) any modification or amendment of or supplement to this Agreement or any other Loan Document;

(c) any change in the corporate existence, structure or ownership of, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting, the Company, any other Guarantor, or any of their respective assets, or any resulting release or discharge of any obligation of the Company or of any other Guarantor contained in any Loan Document;

(d) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Agent, any Bank or any other Person, whether or not arising in connection herewith;

(e) any failure to assert, or any assertion of, any claim or demand or any exercise of, or failure to exercise, any rights or remedies against the Company, any other Guarantor or any Collateral;

(f) any application of any sums by whomsoever paid or howsoever realized to any obligation of the Company, regardless of what obligations of the Company remain unpaid;

(g) any release of the Company, any other Guarantor, or any Collateral;

(h) any invalidity or unenforceability relating to or against the Company or any other Guarantor for any reason of this Agreement or of any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Company of the principal of or interest on any Note, any Reimbursement Obligations or any other amount payable by it under the Loan Documents; or

(i) any other act or omission to act or delay of any kind by the Agent, any Bank or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of the Guarantor under this Section 11.

Section 11.3. Discharge Only Upon Payment in Full; Reinstatement in Certain Circumstances'. Each Guarantor's obligations under this Section 11 shall remain in full force and effect until the Commitments are terminated and the principal of and interest on the Notes and all other amounts payable by the Company under this Agreement and all other Loan Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Note or any other amount payable by the Company under the Loan Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Company or of a Guarantor, or otherwise, each Guarantor's obligations under this Section 11 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 11.4. Subrogation; Limitation on Right of Recovery. No Guarantor will exercise any rights which it may acquire by way of subrogation by any payment made hereunder, or otherwise, until the Notes and all other amounts payable by the Company under the Loan Documents shall have been paid in full and after the termination of the Commitments. If any amount shall be paid to a Guarantor on account of such subrogation rights at any time prior to the later of (a) the payment in full of the Notes and all other amounts payable by such Guarantor hereunder and (y) the termination of all the Commitments, such amount shall be held in trust for the benefit of the Agent and the Banks and shall forthwith be paid to the Agent and the Banks or be credited and applied upon the Company's obligations under the Loan Documents, whether matured or unmatured, in accordance with the terms of this Agreement. Notwithstanding any other provision hereof, the right to recovery against each Guarantor under this Section 11 shall not exceed $1.00 less than the amount which would render such Guarantor's obligations under this Section 11 void or voidable under applicable law, including without limitation fraudulent conveyance law.

Section 11.5. Waivers. Each Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by the Agent, any Bank or any other Person against the Company, another Guarantor or any other Person.

Section 11.6. Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Company under this Agreement or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of the Company, all such amounts otherwise subject to acceleration under the terms of this Agreement or the other Loan Documents shall nonetheless be payable jointly and severally by the Guarantors hereunder forthwith on demand by the Agent or any Bank.

SECTION 12.   MISCELLANEOUS.

Section 12.1. Holidays. If any principal of any of the Notes or Reimbursement Obligations shall fall due on a Saturday, Sunday or on another day which is a legal holiday for Banks in the State of Illinois, interest at the rates such Notes or Reimbursement Obligations bear for the period prior to maturity shall continue to accrue on such principal from the stated due date thereof to and including the next succeeding Business Day on which the same is payable.

Section 12.2. No Waiver, Cumulative Remedies. No delay or failure on the part of any Bank in the exercise of any power or right shall operate as a waiver thereof, nor as an acquiescence in any Default or Event of Default nor preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies hereunder of the Banks are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

Section 12.3. Waivers, Modifications and Amendments. Any provision hereof or of the Notes or Security Documents, may be amended, modified, waived or released and any Default or Event of Default and its consequences may be rescinded and annulled upon the written consent of the Required Banks (any such amendment, modification, waiver, release, rescission or annulment is hereinafter collectively referred to as a "Modification"); provided, however, that without the consent of all Banks no such Modification shall increase the amount or extend the terms of such Bank's Commitment or reduce the interest rate applicable to or extend the maturity of its Notes or Reimbursement Obligations or reduce the amount of the fees to which it is entitled hereunder or change this Section 12.3 or change the definition of "Required Banks" or "Borrowing Base" or change the number of Banks required to take any action hereunder or under the Security Documents or release any Guarantor from its obligations under Section 11 of this Agreement or release the Company of its obligations under any of the Loan Documents or release all or any substantial (in value) part of the collateral security afforded by the Security Documents, except that the Agent may release its lien on Collateral without the consent of any Bank if made in connection with a sale or other disposition thereof required to be effected by the provisions hereof or of the Security Documents. No amendment, modification or waiver of the Agent's protective provisions shall be effective without the prior written consent of the Agent, and no amendment or modification of the provisions of Section 11 hereof shall be effective as to any Guarantor unless in writing signed by it.

Section 12.4. Costs and Expenses; Environmental Indemnity. (a) The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Agent and the Banks in connection with the negotiation, preparation, execution, delivery, recording and/or filing and/or release of this Agreement, the Notes, the L/C Agreements and the Security Documents and the other instruments and documents to be delivered hereunder or thereunder or in connection with the transactions contemplated hereby or thereby or in connection with any consents hereunder or thereunder or waivers or amendments hereto or thereto, including the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect to all of the foregoing, and all recording, filing, title insurance or other fees, costs and taxes incident to perfecting a lien upon the collateral security for the Notes, and all reasonable costs and expenses (including reasonable attorneys' fees), incurred by the Agent, any security trustee for the Banks, the Banks or any other holders of a Note in connection with a default or the enforcement of this Agreement, the Notes, the L/C Agreements or the Security Documents and the other instruments and documents to be delivered hereunder or thereunder and all costs, fees and taxes of the types enumerated above incurred in supplementing (and recording or filing supplements to) the Security Documents in connection with assignments contemplated by Section 12.15 hereof if counsel to the Agent believes such supplements to be appropriate or desirable (but the Company shall be obligated to pay such costs, expenses and taxes incurred in supplementing the Security Documents in connection with such assignments for only one concurrent series of assignments). The Company agrees to indemnify and save the Banks, the Agent and any security trustee for the Banks harmless from any and all liabilities, losses, costs and expenses incurred by the Banks or the Agent in connection with any action, suit or proceeding brought against the Agent, security trustee or any Bank by any person which arises out of the transactions contemplated or financed hereby or by the Notes or Security Documents or out of any action or inaction by the Agent, any security Trustee or any Bank hereunder or thereunder, except for such thereof (a) as is caused by the gross negligence or willful misconduct of the party indemnified, or (b) arising from any action brought by the Company against the Agent or any Bank in which the Company ultimately prevails in a final, non-appealable judgment.

(b) Without limiting the generality of the foregoing, the Company and each Guarantor unconditionally agrees to forever indemnify, defend and hold harmless, the Agent and each Bank, and covenants not to sue for any claim for contribution against, the Agent or any Bank for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by the Company or any Guarantor or otherwise occurring on or with respect to its Property, (ii) the operation or violation of any Environmental Law, whether federal, state, or local, and any regulations promulgated thereunder, by the Company or any Guarantor or otherwise occurring on or with respect to its Property, (iii) any claim for personal injury or property damage in connection with the Company or any Guarantor or otherwise occurring on or with respect to its Property, and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by the Company or any Guarantor made herein or in any loan agreement, promissory note, mortgage, deed of trust, security agreement or any other instrument or document evidencing or securing any indebtedness, obligations or liabilities of the Company or any Guarantor owing to the Agent or any Bank or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages arising from the Agent's or such Bank's willful misconduct or gross negligence. This indemnification shall survive the payment and satisfaction of all indebtedness, obligations and liabilities of the Company and the Guarantors owing to the Agent and the Banks and the termination of this Agreement, and shall remain in force beyond the expiration of any applicable statute of limitations and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Company and each Guarantor and shall inure to the benefit of Agent and the Banks and their respective directors, officers, employees, agents, and collateral trustees, and their successors and assigns.

(c) The provisions of this Section 12.4 and the protective provisions of
Section 2 hereof shall survive payment of the Notes and the termination of the Banks' Revolving Credit Commitments hereunder.

Section 12.5. Stamp Taxes. Although the Company is of the opinion that no documentary or similar taxes are payable in respect to this Agreement, the Security Documents, the Reimbursement Obligations or the Notes, the Company agrees that it will pay such taxes, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit to it is then in use or available.

Section 12.6. Survival of Representations. All representations and warranties made herein or in the Security Documents or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement, the Security Documents and the Note, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

Section 12.7. Construction. The parties hereto acknowledge and agree that this Agreement shall not be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation and preparation of this Agreement.

Section 12.8. Accounting Principles. All computations of compliance with the terms hereof shall be made on the basis of generally accepted principles of accounting applied in a manner consistent with those used in the preparation of the audit report of the Company referred to in the first sentence of Section 5.5 hereof.

Section 12.9. Addresses for Notices. All communications provided for herein shall be in writing and shall be deemed to have been given or made when served personally or three days after being deposited in the United States mail addressed, if to the Company, at 16825 Northchase Drive, Suite 1600, Houston, Texas 77060 Attention: Vice President-Finance, if to the Agent at 111 West Monroe Street, Chicago, Illinois 60690 Attention: Agribusiness Division, if to the Banks at their addresses as shown on the signature pages hereof or on any Assignment Agreement, if to the Guarantors at their addresses as shown on the signature pages hereof, or at such other address as shall be designated by any party hereto in a written notice given to each party pursuant to this
Section 12.9.

Section 12.10. Headings. Article and Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

Section 12.11. Severability of Provisions. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the Notes may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and the Notes are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the Notes invalid or unenforceable.

Section 12.12. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

Section 12.13. Binding Nature. This Agreement shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Banks and the benefit of their successors and assigns, including any subsequent holder of an interest in the Notes. The Company may not assign its rights hereunder without the written consent of the Banks.

Section 12.14. Participants and Note Assignors. (a) Each Bank shall have the right, at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made, and/or Revolving Credit Commitment and participations in L/Cs and Reimbursement Obligations held, by such Bank at any time and from time to time, and to assign its rights under such Loans, participations in L/Cs and Reimbursement Obligations or the Notes evidencing such Loans to one or more other Persons; provided that no such participation or assignment shall relieve any Bank of any of its obligations under this Agreement, and any agreement pursuant to which such participation or assignment of a Note or the rights thereunder is granted shall provide that the granting Bank shall retain the sole right and responsibility to enforce the obligations of the Company under the Loan Documents, including, without limitation, the right to approve any amendment, modification or waiver of any provision thereof, except that such agreement may provide that such Bank will not agree without the consent of such participant or assignee to any modification, amendment or waiver of this Agreement that would (A) increase any Revolving Credit Commitment of such Bank, or (B) reduce the amount of or postpone the date for payment of any principal of or interest on any Loan or Reimbursement Obligation or of any fee payable hereunder in which such participant or assignee has an interest or (C) reduce the interest rate applicable to any Loan or other amount payable in which such participant or assignee has an interest or (D) release any guarantor for any of the Company's Obligations under the Loan Documents, and provided further that no such assignee or participant shall have any rights under this Agreement except as provided in this Section 12.14, and the Agent shall have no obligation or responsibility to such participant or assignee, except that nothing herein provided is intended to affect the rights of an assignee of a Note to enforce the Note assigned. Any party to which such a participation or assignment has been granted shall have the benefits of
Section 2.7, 2.8, 2.9 and 2.10 hereof but shall not be entitled to receive any greater payment under any such Section than the Bank granting such participation or assignment would have been entitled to receive with respect to the rights transferred. Any Bank assigning any Note hereunder shall give prompt notice thereof to the Company and the Agent, who shall in each case only be required to treat such assignee of a Note as the holder thereof after receipt of such notice. The Company and each Guarantor authorizes each Bank to disclose (with appropriate confidentiality agreements) to any purchaser or prospective purchaser of an interest in its Loans or Reimbursement Obligations owed to it or its Revolving Credit Commitment under this Section 12.14 any financial or other information pertaining to the Company or any Guarantor.

Section 12.15. Assignment of Commitments by Bank. Each Bank shall have the right at any time, with the prior consent of the Company and the Agent (which consents will not be unreasonably withheld (it being understood that of such proposed assignee is a Bank to whom payments would be required to be made pursuant to Section 12.16(c) hereof, the Company shall be entitled to withhold its consent) and which consents of the Company will not be required during the existence of any Event of Default or Default hereunder), to sell, assign, transfer or negotiate all or any part of its Revolving Credit Commitment to one or more commercial banks or other financial institutions; provided that such assignment is in an amount of at least $5,000,000. Upon any such assignment, and its notification to the Agent, the assignee shall become a Bank hereunder, all Loans, Reimbursement Obligations and the Revolving Credit Commitment it thereby holds shall be governed by all the terms and conditions hereof, and the Bank granting such assignment shall have its Revolving Credit Commitment and its obligations and rights in connection therewith, reduced by the amount of such assignment. Concurrently with the execution and delivery of an assignment agreement pursuant hereto, the Company shall execute and deliver a Note to the assignee Bank in the amount of its Commitment and a new Note to the assigning Bank in the amount of its Commitment after giving effect to the reduction occasioned by such assignment, all such Notes to constitute "Notes" for all purposes of this Agreement and the other Loan Documents. Upon each such assignment the Bank granting such assignment shall pay to the Agent for the Agent's sole account a fee of $3,000. The Company and each Guarantor authorizes each Bank to disclose (with appropriate confidentiality agreements) to any purchaser or prospective purchaser of an interest in its Loans or Reimbursement Obligations owed to it or its Revolving Credit Commitment under this Section 12.15 any financial or other information pertaining to the Company and each Guarantor.

Section 12.16.   Withholding Taxes.

(a) U.S. Withholding Tax Exemptions. Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Agent on or before the date the initial Borrowing is made hereunder or, if later, the date such Bank becomes a Bank hereunder, two duly completed and signed copies of either Form 1001 (relating to such Bank and entitling it to a complete exemption from withholding on all amounts to be received by such Bank, including fees, pursuant to this Agreement and the Loans) or Form 4224 (relating to all amounts to be received by such Bank, including fees, pursuant to this Agreement and the Loans and Reimbursement Obligations) of the United States Internal Revenue Service. Thereafter and from time to time, each such Bank shall submit to the Company and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) notified by the Company or Agent to such Bank and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Bank, including fees, pursuant to this Agreement or the Loans and Reimbursement Obligations. Upon the request of the Company or Agent, each Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company a certificate to the effect that it is such a United States person.

(b) Inability of Bank to Submit Forms. If any Bank determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof, that it is unable to submit to the Company any form or certificate that such Bank is obligated to submit pursuant to subsection (a) of this Section 12.16, or that such Bank is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise become ineffective or inaccurate, such Bank shall promptly notify the Company and Agent of such fact and the Bank shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable.

(c) Payment of Additional Amounts. If, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof after the date of this Agreement or, if later, the date a Bank becomes a Bank hereunder, and the Company is required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America ("U.S. Taxes") from any payments to a Bank in respect of Loans or Reimbursement Obligations then or thereafter outstanding, or other amounts owing hereunder, the amount payable by the Company will be increased to the amount which, after deduction from such increased amount of all U.S. Taxes required to be withheld or deducted therefrom, will yield the amount required under this Agreement to be payable with respect thereto; provided that the Company shall not be required to pay any additional amount pursuant to this subsection (c) to any Bank that (i) is not, on the date this Agreement is executed by such Bank or, if later, the date such Bank became a Bank hereunder, either (x) entitled to submit Form 1001 relating to such Bank and entitling it to a complete exemption from withholding on all amounts to be received by such Bank, including fees, pursuant to this Agreement and the Loans and Reimbursement Obligations or Form 4224 relating to all amounts to be received by such Bank, including fees, pursuant to this Agreement and the Loans and Reimbursement Obligations or (y) a U.S. person (as such term is defined in Section 7701(a)(30) of the Code), or
(ii) has failed to submit any form or certificate that it was required to file pursuant to subsection (a) of this Section 12.16 and entitled to file under applicable law, or (iii) is no longer entitled to submit Form 1001 or Form 4224 as a result of any change in circumstances other than a change in applicable law, regulation or treaty or in any official application or interpretation thereof. Within 30 days after the Company's payment of any such U.S. Taxes, the Company shall deliver to the Agent, for the account of the relevant Bank(s), originals or certified copies of official tax receipts evidencing such payment. The obligations of the Company under this subsection
(c) shall survive the payment in full of the Loans and Reimbursement Obligations and the termination of the Revolving Credit Commitments. If any Bank or the Agent determines it has received or been granted a credit against or relief or remission for, or repayment of, any taxes paid or payable by it because of any U.S. Taxes paid by the Company and evidenced by such a tax receipt, such Bank or Agent shall, to the extent it can do so without prejudice to the retention of the amount of such credit, relief, remission or repayment, pay to the Company such amount as such Bank or Agent determines is attributable to such deduction or withholding and which will leave such Bank or Agent (after such payment) in no better or worse position than it would have been in if the Company had not been required to make such deduction or withholding. Nothing in this Agreement shall interfere with the right of each Bank and the Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Bank or the Agent to disclose any information relating to its tax affairs or any computations in connection with such taxes.

Section 12.17. Jurisdiction; Venue. THE COMPANY HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND OF ANY ILLINOIS COURT SITTING IN CHICAGO FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 12.18. Lawful Rate. All agreements between the Company, the Agent and each of the Banks, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by reason of demand or acceleration of the maturity of any of the indebtedness hereunder or otherwise, shall the amount contracted for, charged, received, reserved, paid or agreed to be paid to the Agent or each Bank for the use, forbearance, or detention of the funds advanced hereunder or otherwise, or for the performance or payment of any covenant or obligation contained in any document executed in connection herewith (all such documents being hereinafter collectively referred to as the "Credit Documents"), exceed the highest lawful rate permissible under applicable law (the "Highest Lawful Rate"), it being the intent of the Company, the Agent and each of the Banks in the execution hereof and of the Credit Documents to contract in strict accordance with applicable usury laws. If, as a result of any circumstances whatsoever, fulfillment by the Company of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law or result in the Agent or any Bank having or being deemed to have contracted for, charged, reserved or received interest (or amounts deemed to be interest) in excess of the maximum, lawful rate or amount of interest allowed by applicable law to be so contracted for, charged, reserved or received by the Agent or such Bank, then, ipso facto, the obligation to be fulfilled by the Company shall be reduced to the limit of such validity, and if, from any such circumstance, the Agent or such Bank shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the Highest Lawful Rate, such amount which would be excessive interest shall be refunded to the Company or, to the extent (i) permitted by applicable law and
(ii) such excessive interest does not exceed the unpaid principal balance of the Notes and the amounts owing on other obligations of the Company to the Agent or any Bank under any Loan Document applied to the reduction of the principal amount owing on account of the Notes or the amounts owing on other obligations of the Company to the Agent or any Bank under any Loan Document and not to the payment of interest. All interest paid or agreed to be paid to the Agent or any Bank shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period of the indebtedness hereunder until payment in full of the principal of the indebtedness hereunder (including the period of any renewal or extension thereof) so that the interest on account of the indebtedness hereunder for such full period shall not exceed the highest amount permitted by applicable law. This paragraph shall control all agreements between the Company, the Agent and the Banks.

Section 12.19. Governing Law. (a) THIS AGREEMENT AND THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE CONSTRUED AND DETERMINED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS, EXCEPT TO THE EXTENT PROVIDED IN
SECTION 12.19(b) HEREOF AND TO THE EXTENT THAT THE FEDERAL LAWS OF THE UNITED STATES OF AMERICA MAY OTHERWISE APPLY.

(b) NOTWITHSTANDING ANYTHING IN SECTION 12.19(a) HEREOF TO THE CONTRARY, NOTHING IN THIS AGREEMENT, THE NOTES, OR THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO CONSTITUTE A WAIVER OF ANY RIGHTS WHICH THE COMPANY, THE AGENT OR ANY OF THE BANKS MAY HAVE UNDER THE NATIONAL BANK ACT OR OTHER APPLICABLE FEDERAL LAW.

Section 12.20. Limitation of Liability. NO CLAIM MAY BE MADE BY THE COMPANY, ANY SUBSIDIARY OR ANY GUARANTOR AGAINST ANY BANK OR ITS AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS OR AGENTS FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES IN RESPECT OF ANY BREACH OR WRONGFUL CONDUCT (WHETHER THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT OR DUTY IMPOSED BY LAW) IN CONNECTION WITH, ARISING OUT OF OR IN ANY WAY RELATED TO THE TRANSACTIONS CONTEMPLATED AND RELATIONSHIPS ESTABLISHED BY THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION THEREWITH. THE COMPANY, EACH SUBSIDIARY AND EACH GUARANTOR HEREBY WAIVE, RELEASE AND AGREE NOT TO SUE UPON SUCH CLAIM FOR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

Section 12.21. Nonliability of Lenders. The relationship between the Company and the Banks is, and shall at all times remain, solely that of borrower and lenders, and the Banks and the Agent neither undertake nor assume any responsibility or duty to the Company to review, inspect, supervise, pass judgment upon, or inform the Company of any matter in connection with any phase of the Company's business, operations, or condition, financial or otherwise. The Company shall rely entirely upon its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment, or information supplied to the Company by any Bank or the Agent in connection with any such matter is for the protection of the Bank and the Agent, and neither the Company nor any third party is entitled to rely thereon.

Section 12.22. No Oral Agreements.; THIS WRITTEN AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS EXECUTED CONTEMPORANEOUSLY HEREWITH AND ANY PRIOR AGREEMENTS RELATING TO FEES PAYABLE TO HARRIS TRUST AND SAVINGS BANK, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO ORAL AGREEMENTS BETWEEN THE PARTIES.

Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall be a contract between us for the purposes hereinabove set forth.

Dated as of June 7, 1996.

AMERICAN RICE, INC.


By
Its


COMET VENTURES, INC.


By
Its

Address:

10990 Wilshire Boulevard
Suite 1800
Los Angeles, California  90024
Attention:


COMET RICE OF PUERTO RICO, INC.


By
Its

Address:


Attention:


BARGECARIB, INC.


By
Its

Address:

16825 Northchase Drive
Suite 1600
Houston, Texas  77060
Attention:


Accepted and Agreed to at Chicago, Illinois as of the day and year last above written.

Each of the Banks hereby agrees with each other Bank that if it should receive or obtain any payment (whether by voluntary payment, by realization upon collateral, by the exercise of rights of setoff or banker's lien, by counterclaim or cross action, or by the enforcement of any rights under the Credit Agreement, Notes or Security Documents or otherwise) in respect of the obligations of the Company under the Credit Agreement, Notes and Security Documents in a greater amount than such Bank would have received had such payment been made to the Agent and been distributed among the Banks as contemplated by Section 3.6 hereof then in that event the Bank receiving such disproportionate payment shall purchase for cash without recourse from the other Banks an interest in the obligations of the Company to such Banks rising under the Credit Agreement and Notes in such amount as shall result in a distribution of such payment as contemplated by Section 3.6 hereof. In the event any payment made to a Bank and shared with the other Banks pursuant to the provisions hereof is ever recovered from such Bank, the Banks receiving a portion of such payment hereunder shall restore the same to the payor Bank, but without interest.

Amount and Percentage of
Commitments:

Revolving      Commitment
Credit         Percentage
Commitment

$47,500,000    100%

HARRIS TRUST AND SAVINGS BANK


By
Its Vice President

Address:111 W. Monroe Street
Chicago, Illinois 60690
Attention:Agribusiness Division




                             EXHIBIT A

                         AMERICAN RICE, INC.
                    SECURED REVOLVING CREDIT NOTE

                                                      Chicago, Illinois
$___________________________, 1996
On _____________, 1999, for value received, the undersigned, American Rice, Inc., a Texas corporation (the "Company"), promises to pay to the order of ___________________ ______________ (the "Bank"), at the principal office of
Harris Trust and Savings Bank in Chicago, Illinois, the principal sum of (i) _____________________ Dollars ($________________), or (ii) such lesser amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Loans owing from the Company to the Bank under the Revolving Credit provided for in the Credit Agreement hereinafter mentioned.

This Note evidences indebtedness consisting of a "Base Rate Portion" and "LIBOR Portions" as such terms are defined in that certain Secured Credit Agreement dated as of June 7, 1996 by and between the Company, Harris Trust and Savings Bank individually and as Agent and certain Banks which may from time to time become parties thereto (the "Credit Agreement") made and to be made to the Company by the Bank under the Revolving Credit provided for under the Credit Agreement and the Company hereby promises to pay accrued and unpaid interest at the office specified above on each Loan evidenced hereby at the rates and times specified therefor in the Credit Agreement.

Each Loan made under the Revolving Credit provided for in the Credit Agreement by the Bank to the Company against this Note, any repayment of principal hereon, the status of each such loan from time to time as part of the Base Rate Portion or a LIBOR Portion and the interest rates and interest periods applicable thereto shall be endorsed by the holder hereof on the reverse side of this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on the reverse side hereof prior to any negotiation hereof) and the Company agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries so endorsed on the reverse side hereof or recorded on the books and records of the Bank shall, absent manifest error, be prima facie evidence of the unpaid balance of this Note and the status of each loan from time to time as part of a Base Rate Portion or a LIBOR Portion and the interest rates and interest periods applicable thereto.

This Note is issued by the Company under the terms and provisions of the Credit Agreement and is secured, inter alia, by certain Security Agreements and other instruments and documents from the Company, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, equally and ratably with all other indebtedness thereby secured, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity upon the occurrence of an event of default specified in the Credit Agreement, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement.

All agreements between the Company, the Agent (as defined in the Credit Agreement) and each of the Banks (as defined in the Credit Agreement), whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by reason of demand or acceleration of the maturity of any of the indebtedness hereunder or otherwise, shall the amount contracted for, charged, received, reserved, paid or agreed to be paid to the Agent or each Bank for the use, forbearance, or detention of the funds advanced hereunder or otherwise, or for the performance or payment of any covenant or obligation contained in any document executed in connection herewith (all such documents being hereinafter collectively referred to as the "Credit Documents"), exceed the highest lawful rate permissible under applicable law (the "Highest Lawful Rate"), it being the intent of the Company, the Agent and each of the Banks in the execution hereof and of the Credit Documents to comply in strict accordance with applicable usury laws. If, as a result of any circumstances whatsoever, fulfillment by the Company of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law or result in the Agent or any Bank having or being deemed to have contracted for, charged, reserved or received interest (or amounts deemed to be interest) in excess of the maximum, lawful rate or amount of interest allowed by applicable law to be so contracted for, charged, reserved or received by the Agent or such Bank, then, ipso facto, the obligation to be fulfilled by the Company shall be reduced to the limit of such validity, and if, from any such circumstance, the Agent or such Bank shall ever receive interest or anything that might be deemed interest under applicable law that would exceed the Highest Lawful Rate, such amount that would be excessive interest shall be refunded to the Company or, to the extent (i) permitted by applicable law and (ii) such excessive interest does not exceed the unpaid principal balance of the Notes (as defined in the Credit Agreement) and the amounts owing on other obligations of the Company to the Agent or any Bank under any Loan Document (as defined in the Credit Agreement) applied to the reduction of the principal amount owing on account of the Notes or the amounts owing on other obligations of the Company to the Agent or any Bank under any Loan Document and not to the payment of interest. All interest paid or agreed to be paid to the Agent or any Bank shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period of the indebtedness hereunder until payment in full of the principal of the indebtedness hereunder (including the period of any renewal or extension thereof) so that the interest on account of the indebtedness hereunder for such full period shall not exceed the highest amount permitted by applicable law. This paragraph shall control all agreements between the Company, the Agent and the Banks.

The undersigned hereby expressly waives diligence, presentment, demand, protest, notice of protest, notice of intent to accelerate, notice of acceleration, and notice of any other kind.

IT IS AGREED THAT THIS NOTE AND THE RIGHTS AND REMEDIES OF THE HOLDER HEREOF SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS, PROVIDED, HOWEVER, THAT NOTHING IN THIS NOTE SHALL BE DEEMED TO CONSTITUTE A WAIVER OF ANY RIGHTS WHICH THE COMPANY, THE AGENT OR ANY OF THE BANKS MAY HAVE UNDER THE NATIONAL BANK ACT OR OTHER APPLICABLE FEDERAL LAW.

AMERICAN RICE, INC.


By
Its



                                EXHIBIT B

                            AMERICAN RICE, INC.
                        BORROWING BASE CERTIFICATE


To the Banks Party to the
_____________, 1996
Secured Credit Agreement with
American Rice, Inc.


Pursuant to the terms of that certain Secured Credit Agreement (the "Agreement") dated as of ______________, 1996 among the undersigned, American Rice, Inc. (the "Company"), you, individually and as Agent thereunder, and the other banks party thereto, the Company delivers to you the following computation of the Borrowing Base, as defined in the Agreement, as of the computation date noted above. The Company certifies that the following computation of the Borrowing Base was made in accordance with the Agreement and that as of the last day of the preceding computation period, to the best of its knowledge and belief, no Default or Event of Default has occurred or, if any such Default or Event of Default has occurred, a description of such Default or Event of Default and the action, if any, taken by the Company to remedy the same are specified hereinbelow: ________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________.

I.BORROWING BASE CALCULATION

A.Accounts Receivable

1.Gross Accounts
2.Less:
  a)Owned by an account debtor who is an Affiliate of Subsidiary
  b)Owned by an account debtor who is in an insolvency or reorganization proceeding
  c)Unpaid more than 90 days from invoice date
  d)Ineligible because of 14% concentration factor
  e)Otherwise intangible
3.Total Deductions
4.Eligible Accounts
5.Available Accounts Receivable (line 4 X .85)

B.Credit enhanced Accounts Receivable
  a)Amount of Letter of Credit enhanced A/R
  b)Amount of Bank Guaranteed enhanced A/R
1.Total Enhanced A/R
2.Available Enhanced A/R (line 1 X .90)

C.Raw & Milled Bulk Rice
1.Gross inventory of raw and milled bulk rice (supporting detail attached)
  a)Rice not located at approved locations
  b)Obsolete, not merchantable
  c)Otherwise ineligible
2.Total deductions
3.Eligible inventory
4.Available Raw and Milled Bulk Rice (line 3 X .75)

D.Finished Goods Inventory
1.Gross finished goods inventory (supporting detail attached)
  a)Finished goods not located at approved locations
  b)Obsolete, not merchantable
  c)Otherwise ineligible
2.Total Deductions
3.Eligible Finished Goods
4.Available Finished Goods (line 3 X .70)

E.Initial maintenance margins in Pledged Commodities Accounts

F.Secured Grower Payables

G.Borrowing Base (sum of A5, B2, C4, D4 and E less Line F

H.Loans Outstanding
1.Revolving loans outstanding
2.Special Purpose Letters of Credit outstanding
3.Documentary Letters of Credit outstanding
  a)(H3 X .30)
4.Total Adjusted Outstanding Short-term Indebtedness

I.Unused Availability

Accounts Receivable Aging:
    GENERAL LEDGER ACTIVITY
                                                       Aging
A/R at _________$____________                 Current      ____________

Add _____ Sales $____________                 30-60 Days   ____________

Less ____ Cash  (____________)                60-90 Days   ____________

Less ____ CM's  (____________)                Over 90 Days ____________

A/R at _________$____________                        TOTAL ____________


Accounts Payable Aging:

Current____________________
30-60 Days____________________
60-90 Days____________________
    Total:____________________

Withholding Taxes have been paid through ________________

Dated as of this ________ day of __________________, 199__.

                                          AMERICAN RICE, INC.


                                          BY:
                                            ITS:



                                EXHIBIT C

                            AMERICAN RICE, INC.

                          COMPLIANCE CERTIFICATE


This Compliance Certificate is furnished to Harris Trust and Savings Bank, as agent (the "Agent"), pursuant to that certain Secured Credit Agreement dated as of June 7, 1996 by and among American Rice, Inc. (the "Company"), Harris Trust and Savings Bank and the other Banks parties thereto (the "Agreement"). Unless otherwise defined herein, the initially capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.I am the duly elected _____________________________________ of the Company;

2.I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company during the accounting period covered by the attached financial statements;

3.The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or an Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.Schedule I attached hereto sets forth financial data and computations, evidencing the Company's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct as of the date indicated thereon.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action that the Company has taken, is taking or proposes to take, as applicable, with respect to each such condition or event:
_______________________________________________________
_______________________________________________________

The foregoing certifications, together with the computations set forth in
Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ________ day of ______________________, 19___.

                                             AMERICAN RICE, INC.


                                             By
                                               Its



                                   SCHEDULE I

                               AMERICAN RICE, INC.

                       COMPLIANCE CALCULATIONS FOR SECURED
                     CREDIT AGREEMENT DATED AS OF JUNE 7, 1996

                     CALCULATIONS AS OF _______________, 199__


A.  Current Ratio (Section 7.25).

    1.  Consolidated current assets                      $___________

    2.  Consolidated current liabilities                 $___________

    3.  Ratio of Line A1 to Line A2                       ______ to 1.0

    4.  Line A3 ratio shall not be less than              1.25 to 1.0

        Company compliance - circle                       yes/no

B.  Adjusted Tangible Net Worth (Section 7.24).

    1.  Total Shareholders' Equity                       $___________

    2.  Intangibles and write-ups                        $__________

    3.  Unpaid principal balance of Shareholder Notes    $__________

    4.  Sum of Lines B2 and B3                           $__________

    5.  Line 1 minus Line 4                              $__________

    6.  Line B5 must be greater than or equal to         $__________

    Company compliance - circle                          yes/no

C.  Interest Coverage Ratio (Section 7.23)

    1.  Net Income for Measurement Period                $_________

    2.  Interest Expense for Measurement Period          $_________

    3.  Income taxes for Measurement Period              $_________

    4.  Sum of Lines C1 through C3 (EBIT)                $_________

    5.  Ratio of Line C4 to Line C2                       ____ to 1.0

    6.  Line C5 Ratio of this Part I shall not be less than___ to 1.0

    Company compliance - circleyes/no

D.  Adjusted Funded Debt Ratio (Section 7.22)

    1.  Total Debt (including guarantees of debts of another and
        excluding Revolving Credit)                      $_________

    2.  Lowest principal outstanding under Revolving Credit averaged for
15 days during most recent 12 months             $_________

    3.  Sum of Lines D1 and D2 (Adjusted Funded Debt)    $_________

    4.  Net Income for past 4 quarters                   $_________

    5.  Interest Expense for past 4 quarters             $_________

    6.  Income Taxes for past 4 quarters                 $_________

    7.  Depreciation and amortization
        expense for past 4 quarters                      $_________

    8.  Sum of Lines D4 through D7 (EBITDA)              $_________

    9.  Ratio of Line D3 to Line D8                       _____ to 1.0

   10.  Line D9 ratio shall not exceed  _____             to 1.0

    Company compliance - circle                           yes/no

E.  Capital Expenditures (Section 7.8)

    1.  Capital expenditures fiscal year to date         $_________

    2.  Permitted Annual Amount
        (excluding Carryover Amount)                     $_________

    3.  Carryover Amount                                 $_________

    4.  Sum of Lines E2 and E3                           $_________

    Compliance - does Line 1 exceed Line 4 - circle      yes/no

F.  Sales of Inventory to Affiliates and Foreign Subsidiaries
   (Section 7.7)

   1.  Total inventory sales to Affiliates
       and Foreign Subs                                  $_________

   2.  2% of consolidated revenues                       $_________

   3.  Amount of inventory                         ________ metric tons

   4.  Inventory by Country:

             Country                     Amount




   5.  Did RMTI receivable exceed $500,000 for any
       15 consecutive day period                         yes/no

   6.  Compliance with Section 7.7 limitations
       on inventory sales                                yes/no

   7.  Management fees to ERLY                            $__________

   8.  Tax sharing payments to ERLY                       $__________

   9.  Were Line 7 and Line 8 payments made
       pursuant to offset against ERLY 6% Note           yes/no


  10.  Company in compliance with Section 7.7            yes/no


                                 EXHIBIT D

                          ENVIRONMENTAL CHECKLIST

COMPANY:

ADDRESS:

PHONE:

NATURE OF ENVIRONMENTAL RISKS FACED BY COMPANY

Does the Company have Corporate Policies and Procedures addressing Environmental Risks?

What is the main thrust of this policy?

What controls are in place to ensure the Policy and Procedures are followed?

Who is the corporate officer responsible for environmental issues? Does this officer report directly to the Board of Directors?

What is the amount of capital expenditures planned for environmental compliance and rehabilitation?

What contingency plans and financial reserves are in place for an environmental disaster?

Is the Company currently in compliance with all existing regulatory requirements?

List those areas where the Company is not in compliance and provide the Company's plans to rectify and the date to be rectified?

Is the Company aware of new regulatory requirements which may be enacted?

How does the Company stand in relation to these new requirements?

Is the Company in compliance with all permits and licenses?

List those where the Company is not in compliance, the nature of the noncompliance, plans and date for corrections?

Are there any outstanding orders or pending environmental litigation involving the Company? Describe if any.

Level of insurance coverage carried by the Company for environmental risks?


                                          Questionnaire Completed by:







                                Exhibit E

                      Permitted Inventory Locations

                                                     Estimated
LOCATION                  Owner of Premises      Semi-Annual Rentals

Sutton Warehouse          Colusa Glenn Dryer          $180,000
49 E. Oak Colusa Glenn Dryer
Maxwell, CA 95955

Maxwell Plant             Colusa Glenn Dryer         See above
One Comet Lane               Corporation
Maxwell, CA 95955

Biggs Plant               Sunwest Foods, Inc.         $325,000
507 Bannock Street
Biggs, CA 95917

Greenville Dryer         Farmers Grain Terminal        $24,000
1715 Theobald
Greenville, MS 38701

Freeport Plant and Warehouse   Port of Freeport       $143,411
Freeport, Texas 77541

                              Schedule 5.2
                              Subsidiaries

                                     Jurisdiction of
                                     Incorporation or       Ownership
Name                                 Organization          Percentage

1.Comet Ventures, Inc.                  California              90%

2.Comet Rice of Puerto Rico, Inc.        Delaware              100%

3.Comet Rice of Jamaica Limited          Jamaica               100%

4.Rice Corporation of Haiti, S.A.         Haiti                100%

5.BargeCarib, Inc.                        Texas                100%

6.ARI-Vinafood                            Vietnam               55%

7.ARI-Comet de Mexico, S.A. de C.V.       Mexico               100%

8.Corporation RICA, S.A. de C.V.        El Salvador             50%




                              Schedule 5.4

                               Litigation


Black Sea Shipping Co. vs. American Rice

Kingwood Lake Estates vs. Murphys, ERLY & ARI

Ibrahim Jabra & Sons vs. Alpha Trading & ARI

Meyers Brothers et al vs. Comet Rice, Inc.




                              SCHEDULE 5.13

                           COMPLIANCE WITH LAWS


None



                              SCHEDULE 7.12
          EXISTING LOANS, ADVANCES AND INVESTMENTS IN SUBSIDIARIES
                        (In Thousands of Dollars)


Subsidiary          Loans  Advances   Equity Investment   Net Total
- ----------------    -----  --------   -----------------   ---------
Comet Rice of Puerto  $0    $8,811             ($8,729)        $82
Rico, Inc.

Rice Corporation of    0    (2,368)             (9,673)      7,305
Haiti

BargeCarib, Inc.       0       128                (313)       (185)

Comet Rice of          0     7,684              (4,130)      3,554
Jamaica, Inc.

Comet Ventures, Inc.   0     4,132                  39       4,171

ARI-Vinafood, JV       0       982               2,044       3,026
                      ----  --------             -------    -------
                      $0   $19,369             ($1,416)    $17,953